UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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QUALITY DISTRIBUTION, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

April 28, 2014

Dear Fellow Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Quality Distribution, Inc., which will be held on Thursday, May 29, 2014, beginning at 8:00 a.m. Eastern Time. The meeting will be held at the Hilton Garden Inn located at 10309 Highland Manor Drive, Tampa, Florida, 33610. The purpose of the meeting is to consider and vote upon the proposals explained in the accompanying notice of annual meeting of shareholders and the proxy statement.

A formal notice describing the business to come before the meeting, a proxy statement and a proxy card are enclosed. We have also enclosed our 2013 Annual Report on Form 10-K for your review, which contains detailed information concerning our financial performance and activities during 2013.

It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting in person, please vote your shares by completing, signing and dating the enclosed proxy card, and returning it in the enclosed, postage-paid envelope, or by voting over the Internet in accordance with the instructions included on the enclosed proxy card. If you later decide to attend the annual meeting and vote in person, or if you wish to revoke your proxy for any reason before the vote at the annual meeting, you may do so and your proxy will have no further effect.

Sincerely,

Gary R. Enzor

Chairman and Chief Executive Officer

Enclosures

4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 29, 2014

The annual meeting of shareholders of Quality Distribution, Inc. (the “Company”) will be held on Thursday, May 29, 2014, at 8:00 a.m. Eastern Time at the Hilton Garden Inn, located at 10309 Highland Manor Drive, Tampa, Florida 33610 for the following purposes:

(1)	to elect five directors;

(2)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for 2014;

(3)	to cast an advisory vote to approve the compensation of the Company’s current named executive officers; and

(4)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on April 15, 2014, are entitled to notice of the meeting and are entitled to vote at the meeting in person or by proxy. Only shareholders or their proxy holders are invited to attend the meeting.

By Order of the Board of Directors

John T. Wilson

Corporate Secretary

Tampa, Florida

April 28, 2014

IMPORTANT

To ensure that your shares are represented at the annual meeting, whether or not you plan to attend, please vote by proxy using the Internet or by completing, signing, dating, and returning the enclosed proxy card in the envelope provided at your earliest convenience. This will ensure that your vote will be counted at the meeting. Promptly voting using the Internet or completing, signing, dating and returning the proxy card will save the Company the expense and effort of additional solicitation. An addressed envelope, for which no postage is required if mailed in the United States, is enclosed for the purpose of returning your proxy card. Sending in your proxy card will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. “Street name” shareholders who wish to vote in person will need to obtain a proxy from the person in whose name their shares are registered.

4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

PROXY STATEMENT FOR 2014 ANNUAL MEETING OF SHAREHOLDERS

You have received this proxy statement and the accompanying notice of annual meeting and proxy card as an owner of the common stock, no par value, of Quality Distribution, Inc., in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at Quality Distribution’s 2014 annual meeting of shareholders.

Unless the context requires otherwise, references in this proxy statement to “Quality Distribution,” “QDI,” the “Company,” “we,” “us,” or “our” refer to Quality Distribution, Inc. and its consolidated subsidiaries.

Your vote is very important. For this reason, the Board is requesting that you allow your common stock to be represented at the 2014 annual meeting of shareholders by the proxies named on the enclosed proxy card. We are first mailing this proxy statement and the proxy card on or about April 28, 2014.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Time and Place	May 29, 2014 8:00 a.m. Eastern Time Hilton Garden Inn 10309 Highland Manor Drive Tampa, Florida 33610

Items to be Voted Upon	You will be voting on the following matters:

(1) the election of five directors;

(2) the ratification of the appointment of the Company’s independent registered certified public accounting firm;

(3) the approval, on an advisory basis, of the compensation of the Company’s current named executive officers; and

(4) such other business as is properly brought before the meeting and at any adjournment or postponement of the meeting.

Who May Vote	You are entitled to vote your shares of common stock if our records show that you held your shares as of the close of business on the record date, April 15, 2014. Each shareholder is entitled to one vote for each share of common stock held on that date, at which time we had 27,400,558 shares of common stock outstanding and entitled to vote. Common stock is our only issued and outstanding class of stock.

How to Vote	You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the annual meeting, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on April 15, 2014, the record date for voting. In order to vote in person at the annual meeting, you must contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the annual meeting.

Voting Shares in Fiduciary Account

If you hold your shares in “street name” and thus received this proxy statement from your broker or other fiduciary, your broker or fiduciary should have given you instructions for directing how that person or entity should vote your shares. It will then be your broker or fiduciary’s responsibility to vote your shares for you in the manner you direct. Please complete, execute and return the proxy card or other instructions in the envelope provided by your broker or fiduciary, or utilize telephone or internet voting procedures if provided to you.

Voting your shares in this manner will not affect your right to vote in person if you decide to attend the meeting, however, you must first request a legal proxy from your broker or other fiduciary or the enclosed proxy card. Obtaining a legal proxy will cancel any voting directions you have previously given with respect to your shares.

Brokers generally may vote on routine matters, such as the ratification of an independent public accounting firm, but may not vote on non-routine matters unless they have received voting instructions from the person for whom they are holding shares. The election of directors and the advisory vote to approve the compensation of our current named executive officers are considered non-routine matters. Therefore, if you do not provide directions to your broker as to how you want your shares voted, your broker is not permitted to vote on those matters. If there is a non-routine matter presented to shareholders at the meeting and your broker or fiduciary does not receive instructions from you on how to vote on that matter, your broker or fiduciary may return the proxy card to us, indicating that he or she does not have the authority to vote on that matter. This is generally referred to as a “broker non-vote” and may affect the outcome of the voting on those matters.

Proxy Card	If your shares are not held in “street name”, we will vote your shares as you direct if you either vote using the internet in accordance with the instructions on the enclosed proxy card before the annual meeting or complete, sign, date and return your proxy card before the annual meeting. For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate. For all other items of business, you may vote “FOR” or “AGAINST” the matter, or you may “ABSTAIN” from voting.

If you return your signed, dated proxy card but do not specify how you want to vote your shares, we will vote your shares:

• “FOR” the election of all five nominees for director identified under “Proposal 1: Election of Directors”;

• “FOR” the ratification of appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for 2014;

• “FOR” the approval of the compensation of our current named executive officers; and

• in our discretion as to other business that properly comes before the meeting or at any adjournment or postponement of the meeting.

Changing Your Vote	If you are a shareholder of record, you can revoke your proxy at any time before it is voted at the annual meeting by:

• submitting a new proxy with a later date by signing and returning a proxy card to the Company or voting by internet;

• attending the annual meeting and voting in person; or

•     sending written notice of revocation addressed to John T. Wilson, our Corporate Secretary, at the address of the Company.

If you hold your shares in “street name,” you must contact your bank, broker, or other nominee to revoke your proxy.

Quorum	A quorum is required to hold an annual meeting and conduct business. A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by holders of shares of our common stock.

Votes Required	Nominees for election as a director are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. All other matters scheduled to be presented at the meeting will be approved if the votes cast at a meeting at which a quorum is present favoring the matter exceed the votes cast opposing it. The advisory vote on our executive officers’ compensation is not a binding action of our shareholders. Any other matters properly brought before the meeting will be approved if the votes cast at a meeting at which a quorum is present favoring the matter exceed the votes cast opposing the matter, unless a greater number of affirmative votes is required for approval of that matter under our Amended and Restated Articles of Incorporation, as amended (our “Articles”), our Amended and Restated Bylaws, as amended (our “Bylaws”), or the Florida Business Corporation Act.

All votes will be tabulated by an inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes and abstentions. Under Florida corporate law, abstentions and broker non-votes are treated as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum. Since abstentions and broker non-votes are not considered votes cast on a proposal and are not considered votes opposing the election of a director or other actions, abstentions and broker non-votes will have no effect on the election of directors or any other matters scheduled to be presented at the meeting.

Solicitation	We will bear the entire cost of soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. We have engaged AST Phoenix Advisors to assist us with the distribution and solicitation of proxies. We expect to pay AST Phoenix Advisors approximately $6,500 for its services. We will reimburse banks, brokerage houses, fiduciaries and custodians for their costs of forwarding solicitation materials to beneficial owners of our common stock. In addition to solicitations by mail, our directors, officers or other regular employees of the Company, without additional compensation, may solicit proxies by telephone, facsimile, e-mail or in person.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Articles and our Bylaws provide that our Board shall comprise no less than one or more than 13 directors. Vacancies on the Board may be filled only by the Board. A director elected to fill a vacancy holds office until the next annual meeting of shareholders and until the director’s successor is elected and qualified.

The Board has set the number of directors at, and our Board is currently composed of, 5 directors. Each of our directors is required to stand for re-election every year, and the Corporate Governance Committee has nominated all current directors to serve for the next term. If elected at the annual meeting, each of the five nominees below would serve until the 2015 annual meeting and until his or her successor is elected and qualified, or until his or her earlier death, disability, resignation or removal.

Directors are elected by a plurality of the votes, cast by shares, present in person or represented by proxy and entitled to vote at the meeting, with a quorum present. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated. There are no family relationships among any of our directors or executive officers.

Nominees for Election for a One-Year Term Expiring at the 2015 Annual Meeting

Gary R. Enzor (51)  was appointed the Chairman of the Board of QDI in August 2013 and has served as a director since 2008. He has served as QDI’s Chief Executive Officer since June 2007 and as President of QDI since November 2005. Mr. Enzor joined QDI in December 2004 as Executive Vice President and Chief Operating Officer. Prior to joining QDI, Mr. Enzor served as Executive Vice President and Chief Financial Officer of Swift Transportation Company, Inc. since August 2002. Prior to Swift, Mr. Enzor held executive positions with Honeywell, Dell Computer and AlliedSignal, Inc. (now Honeywell International, Inc.). Mr. Enzor provides QDI’s Board of Directors with an intimate knowledge of our operations as well as industry knowledge from his considerable experience in the trucking sector.

Richard B. Marchese (72)  has been a director of QDI since January 2004. Mr. Marchese served as QDI’s interim Chief Financial Officer from September through November 2004. Mr. Marchese served as Vice President Finance, Chief Financial Officer and Treasurer of Georgia Gulf Corporation from 1989 until his retirement at the end of 2003. Prior to 1989, Mr. Marchese served as the Controller of Georgia Gulf Corporation and prior to that as the Controller of the Resins Division of Georgia Pacific Corporation. Mr. Marchese was also a director of TPC Group, Inc. until December 2012. Mr. Marchese brings extensive finance and operations experience to QDI. His experience as a director of public companies in various industries enables Mr. Marchese to bring a broad perspective to QDI’s Board.

Thomas R. Miklich (67)  has been a director of QDI since May 2005. He served as Vice President and Chief Financial Officer from July 2010 to April 2012 and served as Senior Advisor to the Chief Executive Officer until his retirement in July 2012, of Ferro Corp., a producer of specialty materials and chemicals. He was Chief Financial Officer of OM Group, Inc., a chemical company specializing in nickel and cobalt products, from 2002 until his retirement in 2004. Prior to that, he was Chief Financial Officer and General Counsel of Invacare Corporation from 1993 to 2002. Mr. Miklich was a director of United Agri Products from 2004 until its sale in 2007. He was a director of Titan Technology Partners, a privately held IT consulting firm, from 2004 until 2007 and its CFO from 2005 until 2007. He is a director of Noranda Aluminum Holding Corporation. Mr. Miklich is a CPA (inactive) and an attorney (inactive). Mr. Miklich can provide the Board with valuable insight into the environment our customers face as he has over 30 years of diverse financial and legal experience with mid-to-large capitalization public companies, including those in the chemical industry.

Annette M. Sandberg (52)  has been a director of QDI since January 2013. Since April 2006, Ms. Sandberg has served as a principal of TransSafe Consulting, LLC, which provides consulting services relating to regulatory policy compliance, implementation and management of complex transportation and safety programs. Since December 2010, she has also served as of counsel at Scopelitis Garvin Light Hanson & Feary, P.C. Ms. Sandberg has served since February 2009 as a member of the Board of Trustees of Central Washington University and served as an adjunct professor of that university from June 2010 to 2012. Ms. Sandberg was Interim President of the National Industrial Transportation League from January 2008 until June 2008. She was the Administrator of the Federal Motor Carrier Safety Administration from August 2003 to April 2006. She also served as Deputy Administrator of the National Highway Traffic Safety Administration from February 2002 until November 2002. Prior to that, Ms. Sandberg was Chief of the Washington State Patrol for six years. Ms. Sandberg provides the Board with substantial knowledge of the regulation of the transportation and logistics sectors as well as broad experience in the public sector.

Alan H. Schumacher (67)  was appointed Lead Independent Director of the Board of QDI in August 2013 and has been a director of QDI since May 2004. Mr. Schumacher was a member of the Federal Accounting Standards Advisory Board from 2002 to July 2012. From 1977 to 2000, he served in various financial positions at American National Can and American National Can Group, the last four years serving as Executive Vice President and Chief Financial Officer. Mr. Schumacher is a director of BlueLinx Holdings, Inc., EVERTEC, Inc., School Bus Holdings, Inc. and Noranda Aluminum Holding Corporation. With his years of financial reporting experience, including service as a Chief Financial Officer and on other public company audit committees, Mr. Schumacher provides the Board of Directors with experience in oversight of financial reporting and internal controls.

OUR BOARD RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

Director Compensation Table for 2013

In 2013, each of QDI’s then-serving non-employee directors received a cash retainer of $50,000, paid in quarterly installments, and awards of restricted stock of $52,500 in value. Mr. Enzor, as an employee of the Company, does not receive any additional compensation for serving on the Board. During 2013, non-employee directors chairing Board or committee meetings received meeting attendance fees of $2,500 per meeting. Non-employee directors attending such Board or committee meetings and not acting as chair received meeting attendance fees of $1,500 per meeting. In addition, each director who also served as the chair of a committee, lead independent director, or chair of the Board of Directors receives an additional cash retainer of $12,500 per such position, also paid in quarterly installments. Non-employee directors are not entitled to retirement benefits, incentive compensation or perquisites. All directors are reimbursed for their out-of-pocket expenses for meeting attendance. The table below sets forth total compensation paid for non-employee directors for their service during 2013. Listed individuals other than Messrs. Crowe, Rashid and White served as QDI’s directors throughout 2013. Mr. Crowe did not stand for re-election at the 2013 annual meeting of shareholders and Messrs. Rashid and White resigned from the Board effective August 14, 2013.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Kevin E. Crowe(3)	18,500	52,500	71,000
Richard B. Marchese(4)	67,500	52,500	120,000
Thomas R. Miklich(5)	71,125	52,500	123,625
M. Ali Rashid(6)	71,250	52,500	123,750
Annette M. Sandberg(7)	67,625	52,500	120,125
Alan H. Schumacher(8)	98,495	52,500	150,995
Thomas M. White(9)	60,750	52,500	113,250

(1)	Because Mr. Enzor was a named executive officer in 2013, his compensation is reflected in the accompanying summary compensation table. Mr. Enzor received no additional compensation for his service as a director.

(2)	Stock Award amounts equal the aggregate grant date fair value pursuant to ASC 718 for restricted stock grants in 2013. The assumptions used in determining the compensation expense under ASC 718 can be found in Note 20 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(3)	Mr. Crowe was awarded 8,102 shares of restricted stock on January 2, 2013, all of which vested on May 30, 2013. As of December 31, 2013, Mr. Crowe had no outstanding options to purchase common stock and no shares of restricted stock.
(4)	Mr. Marchese was awarded 8,102 shares of restricted stock on January 2, 2013. This grant vested 50% on January 2, 2014 and the remaining 50% will vest on January 2, 2015. As of December 31, 2013, Mr. Marchese had outstanding 10,439 shares of restricted stock and 60,000 options to purchase common stock, all of which were exercisable.
(5)	Mr. Miklich was awarded 8,102 shares of restricted stock on January 2, 2013. This grant vested 50% on January 2, 2014 and the remaining 50% will vest on January 2, 2015. As of December 31, 2013, Mr. Miklich had outstanding 10,439 shares of restricted stock and 20,000 options to purchase common stock, all of which were exercisable.
(6)	Mr. Rashid was awarded 8,102 shares of restricted stock on January 2, 2013, of which 2,532 shares vested on August 14, 2013 and the remaining shares were canceled on the same date. As of December 31, 2013, Mr. Rashid had outstanding 107,500 options to purchase common stock, all of which were exercisable, and no shares of restricted stock.
(7)	Ms. Sandberg was awarded 8,102 shares of restricted stock on January 2, 2013. This grant vested 50% on January 2, 2014 and the remaining 50% will vest on January 2, 2015. As of December 31, 2013, Ms. Sandberg had outstanding 8,102 shares of restricted stock.
(8)	Mr. Schumacher was awarded 8,102 shares of restricted stock on January 2, 2013. This grant vested 50% on January 2, 2014 and the remaining 50% will vest on January 2, 2015. As of December 31, 2013, Mr. Schumacher had outstanding 10,439 shares of restricted stock and 35,000 options to purchase common stock, all of which were exercisable.
(9)	Mr. White was awarded 8,102 shares of restricted stock on January 2, 2013 of which 2,532 shares vested on August 14, 2013 and the remaining shares were canceled on the same date. As of December 31, 2013, Mr. White had no options to purchase common stock and no shares of restricted stock.

For 2014, our directors other than Mr. Enzor will be entitled to receive a cash retainer of $50,000, payable in quarterly installments. In addition, each director who also serves as the chair of a committee or as lead independent director for the Board of Directors will receive an additional cash retainer of $12,500 per such position, also paid in quarterly installments. In addition to the cash retainer, for 2014 our directors other than Mr. Enzor are also entitled to receive a grant of restricted stock of $52,500 in value, which was granted on January 22, 2014. Each such award vests in two equal installments on January 2, 2015 and January 2, 2016. All of our directors will receive $1,500 per Board of Directors’ meeting attended and $1,500 per committee meeting attended. The chairman of each committee will receive $2,500 per meeting of the committee so chaired.

CORPORATE GOVERNANCE

Principles and Governance Guidelines

The Board has adopted and adheres to Corporate Governance Guidelines and a Code of Conduct that the Board and senior management believe represent sound practices. We have a longstanding belief that ethical behavior and respect for the law are fundamental to our culture and our business practices. It is the foundation of the policies and practices of our Code of Conduct that our Company be managed with integrity and in our shareholders’ best interests. We are committed to conducting our business in strict compliance with both the letter and the spirit of the law and with the highest standards of professional and ethical conduct. Each director, officer and employee is responsible for conducting our business in adherence to these high standards. The Corporate Governance Guidelines reflect our Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level. These guidelines set forth non-binding principles for the operation of our Board and its committees as well as strategic and leadership development goals.

Director Independence

A majority of our Board of Directors is comprised of independent directors under the NASDAQ Rules. Our current independent directors are Messrs. Marchese, Miklich, and Schumacher and Ms. Sandberg. It is expected that a majority of our Board of Directors will continue to be comprised of independent directors under the NASDAQ Rules following the annual meeting. The determination of director independence by our Corporate Governance Committee and our Board were made in light of the NASDAQ Listing Rules, SEC regulations and company policy.

Only independent directors currently serve on our Audit Committee, Corporate Governance Committee and Compensation Committee. It is expected that only independent directors will serve on these committees immediately following the annual meeting.

Leadership Structure

We believe that the Board’s leadership structure at any time should reflect both the Company’s needs as well as the unique talents and availability of the Board’s members. Our Chairman of the Board and Chief Executive Officer roles have been filled variously by a single individual or two individuals during the last decade. We began 2013 with these roles filled by two individuals. However, since August 2013, Mr. Enzor has held both positions. Following the resignation of Mr. White from the Board in August 2013, the Board evaluated the appropriateness of the continued separation of the positions of Chairman and Chief Executive Officer and determined that, in light of Mr. Enzor’s years of experience both with the Company and within the trucking industry, the Company would be best served by naming Mr. Enzor Chairman of the Board as well as Chief Executive Officer. A number of factors support this leadership structure, including, among others:

•	The Board believes having Mr. Enzor serve in both capacities allows him to more effectively execute QDI’s strategic initiatives and business plans;

•	Mr. Enzor’s long tenure with and extensive knowledge of the Company make him ideally suited to lead; and

•

The combined role is both counterbalanced and enhanced by the effective oversight and independence of our Board, and the independent leadership provided by our lead independent director and independent committee chairs.

Because the offices of the Chairman of the Board and the Chief Executive Officer are held by the same person, our independent directors elected a lead independent director to facilitate the independence and functioning of the Board as contemplated by our Corporate Governance Guidelines. Mr. Schumacher currently serves as the lead independent director. Our lead independent director has broad authority, including calling special meetings of the Board, presiding at executive sessions of the independent directors, attending meetings of any Board committee on which he is not otherwise a member, and recommending to the Board the retention of independent legal, financial or other advisors who report directly to the Board on board-wide issues.

This leadership structure may change in the future if the Board determines that is in the best interest of the Company.

Risk Oversight

We face a variety of risks, including operational, liquidity, information technology, legal and credit risks, and risk oversight plays a role in all major Board decisions. The Board oversees our risk management process and reviews the risks we face on an ongoing basis. It has designated the Audit Committee to oversee the risk management process. In this regard, one of the Audit Committee’s responsibilities involves overseeing our policies regarding risk assessment and risk management of our internal controls and financial reporting. In addition, the Audit Committee oversees the Company’s Enterprise Risk Management Committee (made up of members of management), which meets regularly to identify and address significant risks. The Compensation Committee evaluates risks associated with our compensation policies and procedures.

Board Meetings and Committees

The Board has an Audit Committee, a Corporate Governance Committee and a Compensation Committee. Prior to August 14, 2013, the Board also had an Executive Committee. The Board determined, after the resignations of Mr. Rashid and Mr. White, that an Executive Committee was not necessary for efficient governance at the present size of the Board. All of the directors attended 75% or more of the combined total meetings of the Board and the committees on which they served during 2013. Under our Corporate Governance Guidelines, our directors are encouraged but not required to attend the annual shareholders meeting. All of our current directors, Messrs. Enzor, Marchese, Miklich, and Schumacher and Ms. Sandberg, attended the 2013 annual shareholders meeting.

Our independent directors meet regularly in executive session, outside the presence of Mr. Enzor or any other member of management, and did so regularly during 2013. Mr. Schumacher has presided over these sessions since becoming lead independent director.

In connection with the resignations of Mr. Rashid and Mr. White effective August 14, 2013, the Board restructured the membership of all of its committees except the executive committee, which it discontinued. The tables below indicates our committee membership prior to August 14, 2013 and our current committee membership. Directors not reflected below did not during 2013 and do not currently serve on any committees.

	Audit	Corporate Governance	Compensation	Executive
Prior to August 14, 2013
Richard B. Marchese	Member			Member
Thomas R. Miklich	Member
M. Ali Rashid		Chair	Chair	Chair
Annette M. Sandberg
Alan H. Schumacher	Chair	Member	Member	Member
Thomas M. White		Member	Member	Member

From August 14, 2013
Richard B. Marchese	Member		Member
Thomas R. Miklich	Member	Member	Chair
Annette M. Sandberg		Chair
Alan H. Schumacher	Chair	Member	Member

The table below indicates how many times the Board and each committee met in 2013:

	Board	Audit	Corporate Governance	Compensation	Executive
Number of Meetings	10	10	5	9	2

Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee also oversees the audit activities of our independent registered certified public accounting firm and takes those actions it deems necessary to satisfy itself that the independent registered certified public accounting firm is independent of management. Our Board of Directors has determined that Mr. Schumacher, the Chairman of the Audit Committee for more than nine years, is an “audit committee financial expert” as defined by SEC rules. All of the members of the Audit Committee are independent as defined by NASDAQ and SEC rules. The Audit Committee has a written Audit Committee Charter which can be found on the Investor Relations section of our website at www.qualitydistribution.com.

Corporate Governance Committee

The Corporate Governance Committee identifies, evaluates and recommends potential Board and Committee members. The Corporate Governance Committee also develops and recommends to the Board corporate governance guidelines. All members of the Corporate Governance Committee are independent as defined by NASDAQ and SEC rules. The Corporate Governance Committee has a written Corporate Governance Committee Charter, which can be found on the Investor Relations section of our website at www.qualitydistribution.com.

Compensation Committee

The Compensation Committee administers our compensation program, sets our compensation policies and the forms and amounts of compensation provided to our directors and officers and evaluates the risks associated with our compensation policies. The Compensation Committee is responsible for the review and determination of salary, equity incentive and non-equity incentive matters for our executive officers as well as other officers and employees. Although management does not participate in the Compensation Committee’s deliberations, the Compensation Committee considers management’s recommendations. In addition, the Compensation Committee reviews and determines stock-based compensation for our directors and administers our equity incentive plans. All of the members of the Compensation Committee are independent as defined by currently applicable NASDAQ and SEC rules and are also independent as defined by additional NASDAQ requirements that are to become effective upon our 2014 annual meeting of shareholders. The Compensation Committee has a written Compensation Committee Charter, which can be found on the Investor Relations section of our website at www.qualitydistribution.com.

Availability of Corporate Governance Guidelines, Committee Charters, and Codes of Ethics and other information

Copies of our (i) Corporate Governance Guidelines, (ii) charters for our Audit Committee, Compensation Committee and Corporate Governance Committee, and (iii) Code of Conduct are available at our Internet website at www.qualitydistribution.com under “Investors – Corporate Governance.” We regularly post or otherwise make available information on the Investor Relations section of our website that may be important to investors. Information on or linked from our website does not constitute a part of this proxy statement and is not incorporated by reference into this proxy statement.

DIRECTOR NOMINATION PROCEDURES

The Corporate Governance Committee is responsible for recommending nominees for election to the Board of Directors. The Corporate Governance Committee has not mandated a specific diversity policy or any specific minimum qualifications that a candidate for director must meet in order to be recommended for Board membership. Rather, the Corporate Governance Committee evaluates the total mix of experience and skills that the candidate offers, considers how a given candidate meets the Board’s current expectations for Board membership, evaluates the diversity of the nominee with existing directors as to perspective, background and outlook and makes a determination regarding whether a candidate should be recommended to the shareholders for election as a director. In recommending and selecting nominees for director, the Corporate Governance Committee has a policy of considering:

•

whether the candidate would be “independent” (as independence is defined in Rule 5605(a)(2) of the NASDAQ Rules), would meet the heightened independence requirements for service on the Audit and Compensation Committees and would not have a relationship which, in the opinion of the Corporate Governance Committee, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director

•

whether the candidate has the personal attributes for successful service on the Board, such as demonstrated character and integrity, experience at a strategy/policy setting level, high-level managerial experience in a relatively complex organization or experience dealing with complex problems, and a proven ability to work effectively with others

•	whether the candidate would be considered “financially literate” as described in applicable NASDAQ Rules or to be an “audit committee financial expert” as described in SEC regulations

•	whether the candidate has experience at policy-making levels in areas and/or industries that are relevant to the Company’s activities

•	whether the candidate possesses such knowledge, experience, skills, expertise and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Company

•	whether the candidate has sufficient time available to fulfill all Board and committee responsibilities

•	whether the candidate is affiliated with a competitor or potential competitor of the Company

•	whether any candidate who is an existing director continues to be suitable for continued service and

•	whether there are any other factors related to the ability and willingness of a candidate to serve on the Board.

Generally, nominees for director are identified and suggested to the Corporate Governance Committee by the members of the Board or management using their business networks and evaluation criteria they deem important. The Corporate Governance Committee would consider proper shareholder nominees for director, applying the same evaluation criteria to a shareholder candidate that are utilized for candidates recommended by management, other directors, an executive search firm or other sources.

In addition, our Corporate Governance Guidelines provide that no director is eligible to be nominated as a director after his or her 72nd birthday unless the Board, upon recommendation from the Corporate Governance Committee, waives this restriction on nomination eligibility for a specific nominee in such circumstances and subject to any conditions that the Board, upon recommendation from the Corporate Governance Committee, may deem appropriate. The Corporate Governance Committee considered this provision in connection with the nomination of Mr. Marchese for election at the 2014 Annual Meeting and determined it to be appropriate to waive this restriction with respect to Mr. Marchese for 2014.

SHAREHOLDER COMMUNICATIONS

The Company has a process for shareholders to communicate with the directors. This process is described in the Investor Relations section of our website at www.qualitydistribution.com.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 1, 2014 (based on shares of common stock outstanding), by:

•	each person known by us to be a beneficial owner of more than 5.0% of our outstanding common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all current directors and executive officers as a group.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under those regulations, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by that person that are exercisable within 60 days after April 1, 2014, but excludes shares of common stock underlying options held by any other person.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Class
Gary R. Enzor(1)(2)(3)(4)	725,340	2.59%
Joseph J. Troy(1)(2)(3)(5)	202,396	*
Scott D. Giroir(1)(2)(3)	90,604	*
Randall T. Strutz(1)(2)(3)(6)	100,522	*
John T. Wilson(1)(2)	32,121	*
Richard B. Marchese(1)(3)(7)(8)	117,304	*
Thomas R. Miklich(1)(3)(7)	56,873	*
Annette M. Sandberg(1)(7)	11,602	*
Alan H. Schumacher(1)(3)(7)((9)	104,812	*
All current executive officers and directors as a group (9 persons)(10)	1,441,574	5.08%
Stephen R. Attwood(1)	0	*
FMR, LLC(11)	2,303,641	8.41%
Blackrock, Inc.(12)	1,512,662	5.52%

*	Less than 1.0%
(1)	The business address for Messrs. Attwood, Enzor, Troy, Giroir, Strutz, Wilson, Marchese, Miklich, and Schumacher and Ms. Sandberg is Quality Distribution, Inc., 4041 Park Oaks Boulevard, Suite 200, Tampa, Florida 33610.
(2)	The shares for our executive officers include restricted stock granted under the 2003 Restricted Stock Incentive Plan and the 2012 Equity Incentive Plan. As of April 1, 2014, Mr. Enzor has 37,325 unvested shares of restricted stock, Mr. Troy has 19,350 unvested shares of restricted stock, Mr. Giroir has 10,625 unvested shares of restricted stock, Mr. Strutz has 10,800 unvested shares of restricted stock and Mr. Wilson has 14,775 unvested shares of restricted stock.
(3)

The shares for certain of our executive officers and directors include stock options that have vested as of April 1, 2014 or will vest within 60 days thereafter. Mr. Enzor has vested options for 602,960 shares, Mr. Troy has vested options for 125,875 shares, Mr. Giroir has vested options for 69,075 shares, Mr. Strutz has vested options for 71,075 shares, Mr. Wilson has vested options for 13,875 shares, Mr. Marchese has vested options for 50,000 shares, Mr. Miklich has vested options for 20,000 shares and Mr. Schumacher has vested options for 25,000 shares.
(4)	Includes 8,078 shares beneficially owned by Mr. Enzor’s spouse.
(5)	Includes 57,171 shares owned by a trust for which Mr. Troy has beneficial ownership.
(6)	Includes 1,000 shares beneficially owned by Mr. Strutz’s spouse.
(7)	The shares for our non-employee directors include restricted stock granted under the 2003 Restricted Stock Incentive Plan and 2012 Equity Incentive Plan. As of April 1, 2014, Messrs. Marchese, Miklich, and Schumacher each has 7,551 shares of restricted stock that have not yet vested, and Ms. Sandberg has 7,551 shares of restricted stock granted under the 2012 Equity Incentive Plan that have not yet vested.
(8)	Includes 59,753 shares owned by a trust for which Mr. Marchese has beneficial ownership.
(9)	Includes 72,261 shares owned by a trust for which Mr. Schumacher has beneficial ownership.
(10)	The shares for all current executive officers and directors as a group include 977,860 options that have vested or will vest within 60 days of April 1, 2014 and 123,079 unvested restricted shares.
(11)	Based solely on information obtained from a Schedule 13G/A filed by FMR, LLC with the SEC on or about March 10, 2014 and without independent investigation of the disclosure contained therein. The business address of FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210. Fidelity Management & Research Company is the wholly-owned subsidiary of FMR, LLC and beneficially owns 1,436,615 shares. Fidelity SelectCo, LLC is the wholly-owned subsidiary of FMR, LLC and beneficially owns 454,126 shares. One investment company advised by FMR, LLC, Fidelity Value Fund, beneficially owned 412,900 shares. Voting power for all 2,303,641 shares resides with the Fund’s Board of Trustees. Edward C. Johnson, III and members of his family own, directly or through trusts, Series B voting common shares of FMR, LLC, representing 49% of the voting power of FMR, LLC and may be deemed to be the controlling members of FMR, LLC. The report is filed jointly by FMR, LLC, Edward C. Johnson, III, Fidelity Management & Research Company and Fidelity Value Fund. The address for Mr. Johnson, Fidelity Management and the Fund is the same as FMR, LLC. We have no further information regarding the stock holdings of FMR, LLC as of April 1, 2014, which holdings may differ significantly from the information reported in the table above.
(12)

Based solely on information obtained from a Schedule 13G filed by Blackrock, Inc. with the SEC on January 30, 2014 and without independent investigation of the disclosure contained therein. The business address of Blackrock, Inc. is 40 East 52nd Street, New York, New York, 10022. Blackrock, Inc. beneficially owns 1,512,662 shares. Blackrock, Inc. has the sole power to dispose of or to direct the disposition of all such shares and has the sole power to vote or to direct the vote of 1,457,319 of such shares. We have no further information regarding the stock holdings of Blackrock, Inc. as of April 1, 2014, which holdings may differ significantly from the information reported in the table above.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information regarding the compensation paid to our named executive officers. For 2013, our named executive officers were:

•	Gary R. Enzor – Chairman and Chief Executive Officer

•	Joseph J. Troy – Executive Vice President and Chief Financial Officer

•	Scott D. Giroir – President – Boasso America Corporation

•	Randall T. Strutz – President – Quality Carriers

•	John T. Wilson – Senior Vice President, General Counsel and Secretary

•	Stephen R. Attwood – Former President and Chief Operating Officer

Mr. Attwood retired on April 30, 2013. When we refer to our current named executive officers we are referring to Messrs. Enzor, Troy, Giroir, Strutz, and Wilson.

Compensation Philosophy and Objectives

We are committed to providing a total compensation package that:

•	Allows us to attract, motivate and retain highly qualified executives;

•	Creates strong shareholder alignment and perspective within our executive population;

•	Links significant elements of our executive compensation to the achievement of strategically important operating and financial performance goals;

•	Balances short-term and long-term incentives to create a path of intermediate milestones to enhance long-term shareholder value without encouraging inappropriate risk taking;

•	Considers external market pay practices, based upon a relevant peer group (that is periodically reviewed for appropriateness), as one element in the overall compensation delivery decision.

Compensation Oversight

Our compensation program is administered by our Compensation Committee. Pursuant to its charter, the Compensation Committee is responsible for developing our overall compensation policies that seek to achieve company goals through the appropriate balance of cash and equity compensation. The Compensation Committee is responsible for reviewing and approving base salary and equity awards to executive officers, as well as our cash incentive compensation program.

Our Chief Executive Officer, with the assistance of our Executive Vice President and Chief Financial Officer, recommends annually to the Compensation Committee any salary adjustments and equity compensation awards for our officers. The Compensation Committee is responsible for making determinations for any salary adjustments and equity awards to executive officers. Although none of our executive officers participate in the Compensation Committee’s final deliberations, the Compensation Committee considers their recommendations. As with salary and equity compensation awards, management recommends annual cash incentive compensation targets. After considering management’s recommendations, the Compensation Committee approves performance targets for the cash-based management incentive compensation plan, and they are communicated to the entire Board as a part of our annual budget process.

Our shareholders presently have the annual opportunity to provide advisory approval of named executive officer compensation, and at our 2013 annual meeting, voted in favor of advisory approval by more than 96% of the votes cast. The Compensation Committee considered this vote an affirmation of current overall executive compensation policies, objectives, design and components as well as the committee’s practices. The Board and the Compensation Committee value the opinions of the Company’s shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider that vote, and the Compensation Committee will evaluate whether any actions are appropriate in response In addition, from time to time we receive recommendations from shareholders with respect to items to consider when developing our compensation programs. The Compensation Committee takes those recommendations under consideration along with the other factors described in these materials when developing its compensation programs.

Consulting Assistance

Under its charter, the Compensation Committee has the authority to retain its own compensation consultants. For 2013, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its compensation consultant to advise it on matters related to the overall executive compensation and compensation design our directors, officers and other members of management, including the named executive officers. The Compensation Committee determined that F.W. Cook could act as an independent consultant for the committee and that its work would not give rise to any conflict of interest. F.W. Cook periodically provided the Compensation Committee with comparative market data on compensation practices and programs based upon identified peer companies and published compensation surveys and also provides guidance on best practices.

For 2014, the Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”) as its compensation consultant to advise it on matters related to the overall executive compensation and compensation design for our directors, officers and other members of management, including the named executive officers. In connection with its engagement of Meridian, the Compensation Committee considered various factors bearing upon Meridian’s independence, including the amount of fees received by Meridian from the Company as a percentage of Meridian’s total revenues, Meridian’s policies and procedures designed to prevent and mitigate conflicts of interest, and the existence of any business or personal relationships that could impact Meridian’s independence. After reviewing these factors and applicable SEC and NASDAQ rules, the Compensation Committee determined that Meridian could act as an independent consultant for the committee and provide unbiased and objective advice and that its work would not give rise to any conflict of interest. Meridian has not been retained to perform any consulting or advisory services for our management team. Following the appointment of Meridian, the Compensation Committee, with the assistance of Meridian, conducted a comprehensive review of the Company’s peer group, compensation philosophy, and compensation program and made various changes designed to align the program with the compensation philosophy described above.

Design and Components of Executive Compensation

The total compensation package provided to each executive officer comprises base salary, cash incentive compensation, equity compensation and benefits. Each component is specific in its purpose and relevance to meeting the objectives of our executive compensation program. In allocating compensation among these elements, we believe that the compensation of our senior-most levels of management, the levels of management having the greatest ability to influence our performance, should be more performance-based than other levels of management. Our executive compensation program is designed to compensate the executive for job knowledge, individual expertise, individual performance, and increasing shareholder value through the achievement of short-term and long-term performance goals. The cash-based management incentive compensation plan provides financial stability and opportunities for higher pay levels tied to performance while the equity-based awards provide for recognition of long-term success and alignment with shareholder interests.

The Compensation Committee, with input from F.W. Cook and management, utilized a peer group consisting at the end of 2012 of 14 publicly-traded companies from industry groups including trucking, transportation, energy transportation and storage and industrial services that were generally comparable in size to us, as follows:

Air Transport Services Group, Inc.	Echo Global Logistics, Inc.	Forward Air Corporation

Hub Group, Inc.	Kirby Corporation	Landstar System, Inc.

Newpark Resources, Inc.	Pacer International, Inc.	RailAmerica, Inc. (no longer publicly traded)

Roadrunner Transportation Systems, Inc.	Saia, Inc.	Standard Parking Corporation

Universal Truckload Services, Inc.	UTi Worldwide Inc.

Using market data, F.W. Cook advised the Compensation Committee and made recommendations with respect to base salary, annual cash incentive compensation opportunities and long-term equity incentive opportunities. F.W. Cook compared Quality’s existing compensation elements with the 25th percentile of the identified peer group because the Company was approximately at the 25th percentile of the group based upon size determined through several measures. The Compensation Committee did not target a specific percentile for all elements of the compensation plan because it believes that market practice is only one of many factors that must be considered in determining compensation. However, the Compensation Committee did note F.W. Cook’s findings in assessing compensation for the named executive officers and used the results of the F.W. Cook analysis to compare existing and prospective cash incentive compensation and equity incentive compensation for its named executive officers to peer group practices.

As part of the Compensation Committee’s evaluation of the Company’s compensation programs with the assistance of Meridian, and in light of changes in the characteristics of several members of the Company’s existing peer group, the Compensation Committee, adopted a new peer group in 2014. This peer group consists of 24 publicly-traded companies that share common characteristics with the Company in terms of industry, revenues, or enterprise values, as well as other characteristics that the Compensation Committee believes to be appropriate for comparison purposes. The Company peer group for 2014 evaluations was:

Aegion Corporation	Air Transport Services Group, Inc.	American Railcar Industries, Inc.

Atlas Air Worldwide Holdings, Inc.	Basic Energy Services, Inc.	Celadon Group, Inc.

Covenant Transportation Group, Inc.	Echo Global Logistics, Inc.	Forward Air Corporation

L.B. Foster Company	H&E Equipment Services, Inc.	Horizon Lines, Inc.

Hub Group, Inc.	Key Energy Services, Inc.	Matrix Service Company

Matson, Inc.	Omnova Solutions Inc.	Park Ohio Holdings Corp.

Roadrunner Transportation Services Holdings, Inc.	Saia, Inc.	Universal Truckload Services, Inc.

Wabash National Corporation	Werner Enterprises, Inc.	XPO Logistics Inc.

The Compensation Committee reviews relevant market data, including peer group data, to evaluate whether our executive compensation is aligned with the competitive market. While the Compensation Committee did not target a specific percentile for all elements of the compensation plan in 2013, the Compensation Committee determined it was important to target total compensation (defined as base salary, target annual bonus and target long-term incentives) at a competitive range of the market median beginning in 2014. However, the Compensation Committee continues to believe that market practice is only one of many factors that must be considered in determining compensation, and maintains the ability to adjust individual compensation above or below the market median based on various factors including individual performance, tenure, skills, experience, company performance, internal equity and the unique role of the individual within the organization. Using peer company proxy data, the Compensation Committee compared the Company’s named executive officers’ existing compensation elements to the new peer group and determined that each named executive officer’s 2013 total target compensation was significantly below the 50th percentile of the peer group. The Compensation Committee believes executive pay should be closer in line with the median of the peer group but recognizes that this must be accomplished over time and must be directly related to Company and executive performance. The 2014 compensation decisions reflect the Committee’s belief.

Philosophy on Performance Based Compensation

Prior to 2014, only the Company’s annual cash-based management incentive program was tied directly to the achievement of performance objectives set by the Compensation Committee, with the remainder of the executive’s cash and equity-based compensation programs consisting of fixed salary, time-based restricted stock and time-based stock options, the value of which is dependent on the performance of the Company’s shares. Stock options, while variable compensation because their value varies based on the value of the Company’s share price, are not considered performance based compensation for purposes of the table below as their value is not directly tied to the achievement of performance objectives established by the Compensation Committee.

Named Executive Officer	% of 2013 Compensation Program that was Performance Based
Gary R. Enzor	27%
Joseph J. Troy	22%
Scott D. Giroir	20%
Randall T. Strutz	21%
John T. Wilson	25%

Following the Compensation Committee’s review of the Company’s compensation programs in 2014, the Compensation Committee has modified the design of the Company’s cash and equity-based executive compensation programs by restructuring its annual equity incentive program to incorporate both a time-based component and a component based on the achievement of multi-year performance objectives set by the Compensation Committee, as described in more detail below under “2014 LTIP”. The primary purpose of the modification was to increase the proportion of such compensation that is based on the achievement of performance objectives set by the Compensation Committee. We believe that equity awards that have multi-year performance periods and that vest over time enhance the stability of our senior management team and provide greater incentives for our named executive officers to remain at the Company.

Also in 2014, the Company made certain stand alone equity grants described in more detail below under “Stand Alone Grants” that included a significant performance-based component, consistent with the Compensation Committee’s decision to increase the proportion of management compensation that is based on the achievement of performance objectives set by the Compensation Committee. For Messrs. Enzor and Troy those stand alone grants are entirely based on the achievement of multi-year performance objectives and, for Messrs. Giroir, Strutz and Wilson, include both time-based and performance-based components. This difference in components reflects the Committee’s belief that a greater proportion of the compensation of our most senior executives should be performance-based.

In applying these compensation programs to both individual and Company circumstances, the percentage of each executive’s compensation package that is based on the Company’s achievement of performance objectives set by the Compensation Committee varies by individual, and the Compensation Committee has the discretion to design compensation programs that provide for target-level performance-based compensation to be an amount greater than, equal to, or less than 50% of total annual compensation. For 2014, the approximate percentage of each current named executive officer’s compensation program (including portions of compensation whose measurement periods extend over multiple years and whose payout, if any, may not occur until after such measurement period) based on the Company’s achievement of performance objectives set by the Compensation Committee, both including and excluding the stand alone grants, is as set forth below:

Named Executive Officer	% of 2014 Compensation Program that is Performance Based	% of 2014 Compensation Program, including Stand Alone Grant, that is Performance Based
Gary R. Enzor	48%	72%
Joseph J. Troy	43%	74%
Scott D. Giroir	39%	43%
Randall T. Strutz	39%	43%
John T. Wilson	39%	43%

Executive Employment Agreements

The Compensation Committee periodically evaluates the appropriateness of entering into employment agreements or other written agreements with members of the Company’s management to govern compensation and other aspects of the employment relationship and has historically found it appropriate to enter into written employment agreements with its senior executives. All of the named executive officers are, or at the time of their employment were, parties to employment agreements with the Company. Those employment agreements include provisions related to the compensation and benefits payable to the executive including base salary, cash incentive target as a percentage of base salary, and in the case of the current named executive officers, target annual equity incentive program grant values, as well as initial equity grant amounts and other compensation and benefit items. In addition, Mr. Attwood and the Company are parties to an Agreement of Separation and General Release dated as of April 4, 2013 governing the terms of Mr. Attwood’s departure from the Company. As part of the Compensation Committee’s evaluation of our executive compensation programs in 2014, amendments to the employment agreements for each of the current named executive officers were executed to reflect the compensation adjustments implemented by the Compensation Committee.

Base Salary

Base salary is the fixed-cash portion of executive officers’ compensation payable in even installments throughout the year. Base salary levels are assigned based on job responsibilities, personal performance, historical salary levels for the position, contractual minimum requirements, market information, internal equity considerations and other factors. Among the factors considered by the Compensation Committee in setting initial base salary levels and in subsequent annual reviews are the importance of the position to our business, the experience and background of the candidate, the level of compensation paid to similarly situated executives with peer companies, the level of compensation required to induce the executive, if a new hire, to leave his then-current position and the compensation paid historically to executives recruited for such position and, for existing employees, the individual’s contributions to the organization. For 2013, base salaries for our named executive officer were kept level with the prior year. For 2014, as part of the Compensation Committee’s evaluation of our executive compensation program, the base salaries of all of our current named executive officers were increased as set forth below. The table below sets forth the base salaries for our current named executive officers for 2013 and their current base salaries. Mr. Attwood’s base salary in 2013, prior to the termination of his employment, was $275,000.

Named Executive Officer	Base Salary 2013	Base Salary 2014
Gary R. Enzor	$410,000	$500,000
Joseph J. Troy	$275,000	$300,000
Scott D. Giroir	$220,000	$235,000
Randall T. Strutz	$210,000	$265,000
John T. Wilson	$250,000	$275,000

Annual Cash-Based Management Incentive Plan

Our management personnel, including our named executive officers, participate in the Company’s annual performance-based, cash-based incentive program referred to as the Management Incentive Plan (“MIP”), which is designed to compensate executives and other employees based on achievement of annual corporate, business segment and individual goals. Under the MIP, each participant has the opportunity to earn a cash incentive amount that is contingent upon achieving the performance goals set by the Compensation Committee. Performance goals are established prior to or during the first quarter of the relevant fiscal year and reflect the Compensation Committee’s view of key indicators of Company success in light of the Company’s business priorities. The Compensation Committee establishes thresholds, target and maximum performance goals and related award levels for the Company and business segments based on the Company’s annual operating plan, as approved by our Board of Directors. The plan contains threshold and maximum amounts so that award amounts vary with the Company’s actual performance as long as minimum performance is achieved. For 2013 and 2014, the threshold award level established was 50% of the target award and the maximum award level was 200% of the target award.

Individual MIP awards are a function of an executive’s target cash incentive compensation and the applicable MIP. As set by their respective employment agreements, the 2013 and 2014 MIP target award as a percentage of base salary for each of current named executive officers is set forth below. Mr. Attwood’s MIP target award for 2013 was 50% of his base salary. Target awards as a percentage of base salary were increased by the Compensation Committee for 2014 in order to move executive compensation toward the median level of the 2014 peer group.

Named Executive Officer	2013 MIP Target Award as % of Base Salary	2014 MIP Target Award as % of Base Salary
Gary R. Enzor	80%	85%
Joseph J. Troy	50%	60%
Scott D. Giroir	40%	50%
Randall T. Strutz	40%	50%
John T. Wilson	50%	50%

2013 MIP

In order for participants to be eligible to receive any payout under the 2013 MIP, the Company had to achieve as of December 31, 2013, a debt-to-Adjusted EBITDA ratio (“Leverage Ratio”) target of 4.0.

If that Leverage Ratio target was achieved, the incentive compensation level would be based in part on achievement of performance criteria established by the Compensation Committee for the Company (“Company Performance Criteria”) and in some cases, its business segments, and in part on the achievement of individual performance objectives established for the relevant participant (“Individual Criteria”). For Messrs. Enzor, Troy and Wilson, as well as other participants whose day-to-day responsibilities are not primarily associated with a particular business segment but rather with the Company as a whole, 80% of the potential award amount was to be evaluated based on achievement of the Company Performance Criteria and 20% of the target award was to be evaluated based on Individual Criteria. For participants whose day-to-day responsibilities were primarily with respect to a particular business segment, 65% of the potential award amount was to be evaluated based on achievement of Company Performance Criteria established for that particular business segment, 25% of the potential award amount was to be evaluated based on achievement of the Company Performance Criteria established for the Company as a whole, and 10% of the target award was to be evaluated based on Individual Criteria. Under this structure, Mr. Giroir was to be evaluated, in part, based on the performance of the intermodal business segment and Mr. Strutz was to be evaluated, in part, based on the performance of the chemical logistics business segment.

The Company Performance Criteria for 2013 were based on the achievement of adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”, a non-GAAP financial measure) for the Company as a whole and, where applicable, Adjusted EBITDA targets established for the individual business segments. In establishing the Adjusted EBITDA target, the Compensation Committee considered the likely adjusted earnings per share (“Adjusted EPS”, a non-GAAP financial measure) it believed would be derived from achievement of the Adjusted EBITDA target. We believe that using an Adjusted EBITDA target links the annual cash incentive compensation to our overall financial and operating performance. This measure is regularly reported by the Company as a measure of its financial performance together with GAAP financial measures. Adjusted EBITDA is calculated by adding back to net income the amount of interest, tax, depreciation, amortization, and stock compensation expense (or subtracting the benefit in the case of taxes) included to calculate net income and excluding certain items not considered by the Company to be part of regular operating activities. We believe that this measure is appropriate for rewarding management for the financial performance of the Company because Adjusted EBITDA facilitates internal comparisons to peer group industries in general by addressing capital structures and cost of capital (which affect interest expense) and taxation and book depreciation of facilities and equipment (which affect relative depreciation expense). We believe annual cash incentive compensation linked to Adjusted EBITDA helps us achieve our objective to retain highly qualified talent and increase shareholder value by linking executive pay and company performance. The Company’s performance did not meet the required Leverage Ratio under the 2013 MIP and, as a result, no payments were made under the 2013 MIP.

While no payments were made under the 2013 MIP, the Compensation Committee evaluated the performance of certain officers and other employees during 2013 and provided discretionary cash bonus awards to certain employees, including two of our named executive officers, Messrs. Giroir and Wilson. In making these discretionary bonus awards, the Compensation Committee established a maximum aggregate amount that it believed to be appropriate to recognize individual efforts during 2013 notwithstanding overall Company performance and asked the Chief Executive Officer and Chief Financial Officer to make recommendations with respect to the allocation of that amount. In determining the aggregate amount to be awarded, the Compensation Committee balanced the need to reward individual instances of strong performance while at the same time recognizing that overall results were below the Company’s goals. The Compensation Committee then evaluated the award recommendations and determined final award amounts based on factors including business segment performance, individual performance during the year, and retention. In the case of Mr. Giroir, among other factors, the award reflects the success of the intermodal business segment in achieving Adjusted EBITDA in excess of the segment Adjusted EBITDA target. In the case of Mr. Wilson, the award decision was primarily based on Mr. Wilson’s individual performance during 2013 as the Company’s sole internal legal counsel. The amounts of these bonus awards are reflected in the summary compensation table in the “Bonus” column and are also set forth below. In addition, while these discretionary payments are outside of the 2013 MIP, we have reflected below the amount of these awards as a percentage of target 2013 MIP.

Named Executive Officer	2013 Bonus Award	2013 Bonus Award as a Percentage of Target 2013 MIP Award
Scott D. Giroir	$35,000	39.8%
John T. Wilson	$12,500	10.0%

Due to his retirement during 2013, a portion of Mr. Attwood’s bonus became payable under his Separation Agreement and General Release.

2014 MIP

The 2014 MIP again consists of Company Performance Criteria and Individual Criteria. The Company Performance Criteria consist of Adjusted EPS for the Company as a whole and, where applicable, Adjusted EBITDA targets established for the individual business segments. Adjusted EBITDA is calculated in the same manner as under the 2013 MIP. Adjusted EPS is calculated by adjusting net income for certain items not considered to be part of regular operating activities, and then applying the Company’s effective income tax rate, then dividing by the Company’s weighted average diluted share count, as publicly reported. After consideration of the Company’s strategic goals for 2014, the Compensation Committee determined not to establish a minimum leverage ratio for the 2014 MIP.

For Mr. Enzor, Mr. Troy and Mr. Wilson, as well as other participants whose day-to-day responsibilities are not primarily associated with a particular business segment but rather with the Company as a whole, 80% of the potential award amount will be evaluated based on achievement of the Company Performance Criteria established for the Company as a whole and 20% of the target award will be evaluated based on that participant’s Individual Criteria. For participants whose day-to-day responsibilities are primarily with respect to a particular business segment, 60% of the potential award amount will be evaluated based on achievement of Company Performance Criteria established for that particular business segment, 30% of the potential award amount will be evaluated based on achievement of the Company Performance Criteria established for the Company as a whole, and 10% of the target award will be evaluated based on that participant’s Individual Criteria. Under this structure, Mr. Giroir will be evaluated, in part, based on the performance of the intermodal business segment and Mr. Strutz will be evaluated, in part, based on the performance of the chemical logistics business segment.

Equity Compensation

The Compensation Committee believes that equity incentives are a key component of at-risk compensation and help further our growth and success by permitting our executive officers, employees and directors to acquire shares of common stock, thereby increasing their personal stake in the Company’s growth and success. The Compensation Committee also believes that equity awards are an effective way to align the interests of management and our shareholders, as well as serving as a retention tool and encouraging a longer-term perspective. Equity awards can also balance short-term risk-taking incentives created through business segment-specific cash incentive compensation. The Compensation Committee approves all equity awards for our executive officers and determines the effective date of such awards.

The Compensation Committee awards equity both through the Company’s annually awarded long-term incentive program as well as through stand alone grants made from time to time. In 2013 and prior years, the Compensation Committee believed that a mix of “full value” awards, such as restricted stock, the value of which vary in line with our share price, and options with an exercise price no less than the market value of the underlying stock on the date of grant, which provide executives the opportunity to participate in stock price increases that benefit our shareholders while providing no benefit in the event our stock price does not increase, provided the appropriate incentive structure for our equity incentive program.

For 2014, based on its review of the executive compensation programs, and input from our shareholders, from Meridian, and from Company management, the Compensation Committee made the following adjustments to those programs:

i.	increased the proportion of each named executive officer’s compensation that is based on the achievement of performance objectives set by the Compensation Committee; and

ii.	restructured the annual equity incentive program to incorporate both a time-based component and a performance-based component that is earned through the achievement of multi-year performance objectives set by the Compensation Committee.

The Compensation Committee believes that this shift towards awards tied directly to the achievement of these performance objectives even more closely aligns the interests of management with the long-term performance of the Company.

All grants made in 2013 and 2014 under the annual equity incentive programs described below were made pursuant to the governing documents related to our 2012 Equity Incentive Plan, which was approved by our shareholders on May 30, 2012 (the “2012 Equity Incentive Plan”). As of March 31, 2014, there were 1,180,731 shares available for issuance under our 2012 Equity Incentive Plan. All outstanding options are nonqualified stock options, and the exercise price of each option must be no less than the market value of the underlying stock on the date of grant of the award.

Prior to 2014, in deciding whether, when and how much equity to award, the Compensation Committee considered a number of factors, including the recipients’ total compensation packages, existing equity ownership, the potential dilutive effects of the grants, respective executive accountability levels, future potential stock values, creation of proper incentives to enhance our long-term performance and the executives’ respective contributions towards the achievement of company goals and objectives in determining each named executive officer’s target award level. As part of the Compensation Committee’s review of the Company’s compensation programs in 2014, the Compensation Committee, based on the factors described above as well as input received from its advisor, Meridian, determined it to be appropriate for the target annual long-term incentive program (“LTIP”) award level to be codified in employment agreements for those executives. As a result, as part of the amendments to the employment agreements executed in 2014, the target LTIP awards for all of the current named executive officers other than Mr. Wilson were added to their employment agreements. Mr. Wilson’s target LTIP award level is included in his employment agreement executed in 2012 when he joined the Company. The Compensation Committee also considers its previously articulated burn rate commitment when making all equity awards.

Burn Rate Commitment

While long-term equity incentive opportunities are an essential element of the total compensation package for our executive officers, we recognize that equity awards result in shareholder dilution. The Compensation Committee has committed that we will maintain a rolling three-year average burn rate under our 2012 Equity Incentive Plan that does not exceed 2.50% for the number of shares subject to awards granted in the three-year periods ending December 31, 2012, December 31, 2013, and December 31, 2014, respectively. In calculating our compliance with this maximum burn rate commitment, we will generally define “burn rate” as the number of shares subject to equity awards issued in a year as a percentage of our weighted average shares outstanding. For the three years ended December 31, 2013, our rolling three-year average burn rate was 1.71%, as reflected below.

Burn Rate For Three Years Ended December 31, 2013

	Number of Shares			Basic Weighted Total Shares	Total Burn Rate
Year	Options	Restricted Shares	Total
2011	232,500	93,189	325,689	23,087,729	1.41%
2012	210,450	182,344	392,794	26,502,010	1.48%
2013	334,600	256,814	591,414	26,559,674	2.23%

				Average	1.71%

Annual Equity Incentive Programs

The Compensation Committee’s primary program for equity awards is the Company’s LTIP. As described above, the Compensation Committee has established target awards levels for the named executive officers, as a percentage of base salary. The target annual equity grant levels for 2013 and 2014, stated as a percentage of base salary, are as follows:

Named Executive Officer	2013 Target annual equity grant as a percentage of base salary	2014 Target annual equity grant as a percentage of base salary
Gary R. Enzor	120%	150%
Joseph J. Troy	80%	125%
Scott D. Giroir	60%	75%
Randall T. Strutz	50%	75%
John T. Wilson	50%	75%

Target annual equity grants as a percentage of base salary were increased by the Compensation Committee for 2014 in order to move executive equity compensation closer to the median level of the 2014 peer group.

2013 LTIP

In establishing the 2013 LTIP, the Compensation Committee used an approximate 50:50 ratio between “full value” equity grants (i.e. restricted stock grants) and option grants. For this purpose, the Compensation Committee determined the value of restricted stock grants based on the closing share price of Company stock on the date of grant and the value of stock option grants based on a Black-Scholes valuation model. For grants of restricted stock and stock options made under its annual equity incentive program for 2013, the Compensation Committee determined to use only time-based vesting standards and established a vesting period of four years, with the awards vesting ratably over the applicable four year period on the anniversaries of the grant date. The table set forth below reflects the number of restricted shares and options issued to each of the named executive officers under the 2013 LTIP.

Named Executive Officer	2013 LTIP-Restricted Shares Granted	2013 LTIP-Shares with respect to Options Granted
Gary R. Enzor	38,000	60,800
Joseph J. Troy	17,000	27,200
Scott D. Giroir	10,200	16,300
Randall T. Strutz	8,200	13,000
John T. Wilson	9,700	15,500
Stephen R. Attwood	17,000	27,200

2014 LTIP

For 2014, the Compensation Committee established an LTIP consisting of two award components, one a time-based restricted stock unit (“RSUs”) grant and the other a grant of performance shares based on the achievement of multi-year performance criteria established by the Compensation Committee. The Committee determined to issue RSUs and performance shares instead of restricted stock because of the potential tax advantages and greater flexibility in designing performance criteria afforded by those types of awards. The grant date value of the time-based RSUs together with the grant date value at target performance levels of performance shares approximates the individual annual LTIP target award levels for each current named executive officer set forth above and approximate a 50:50 ratio between time-based restricted stock units and performance shares.

Named Executive Officer	2014 LTIP Time-Based RSU - Number of Shares	2014 LTIP Performance Shares Grant - Number of shares achievable at target performance level	2014 LTIP Performance Shares Grant - Number of shares achievable at maximum performance level
Gary R. Enzor	27,800	27,800	55,600
Joseph J. Troy	13,900	13,900	27,800
Scott D. Giroir	6,600	6,600	13,200
Randall T. Strutz	7,400	7,400	14,800
John T. Wilson	7,700	7,700	15,400

With respect to the time-based award component, the Compensation Committee established a three-year vesting schedule. One third of the amount of such award will vest on each of the first, second, and third anniversaries of the grant date so long as a termination of service under circumstances described in the award agreement has not occurred.

With respect to the award of performance shares, the Compensation Committee considered several potential performance criteria, including criteria directly related to the debt leverage. After considering these alternatives the Compensation Committee determined that the appropriate performance criteria for the 2014 LTIP was total free cash flow, a non-GAAP financial measure, over a cumulative three-year performance period ending on December 31, 2016. For purposes of the 2014 LTIP, free cash flow is defined as Adjusted EBITDA (as defined above), less net capital expenditures, cash interest and cash taxes (“Free Cash Flow”). We believe that using a Free Cash Flow target links long-term incentive compensation to our long-term financial and operating performance goals.

It is possible to earn more or less than the target performance share award, with the actual number of shares earned to be based on the Company’s performance for the performance period in comparison to the Free Cash Flow target. For performance below 90% of the Free Cash Flow target, no portion of the performance shares would be earned. The participant would earn 50% of the target shares for performance at the minimum threshold of 90% of the Free Cash Flow target. For Free Cash Flow performance at the Free Cash Flow target, 100% of the award could be earned. The maximum number of shares that may be earned as a result of the performance share grant is 200% of the target shares, which is achievable if the Company’s Free Cash Flow for the performance period is 130% of the Free Cash Flow target. The number of shares earned for performance between the minimum performance level and the maximum performance level would be calculated based on a linear interpolation. The actual number of shares earned, other than in the case of death, disability or a change in control, will be determined by the Compensation Committee following the end of the performance period.

Stand Alone Grants

In addition to grants made under our LTIP, the Compensation Committee retains discretion to make grants outside of our annual incentive programs to Company executives, including our named executive officers, in connection with events such as hiring or promotion. No such discretionary awards were made to named executive officers in 2013. In 2014, the Compensation Committee, following the compensation review conducted by Meridian, elected to make stand alone equity grants to certain employees, including the current named executive officers, in recognition of the importance of those executives to the Company, the Compensation Committee’s new philosophy with respect to executive compensation, and as a retention tool. Mr. Enzor’s and Mr. Troy’s stand alone grants consist entirely of performance shares. The grants to the remaining current named executive officers included an equal number of time-based RSUs and performance shares (at target performance levels). The stand alone grants are subject to the same terms and conditions, including the same three-year vesting schedule for time-based RSUs and the same three-year performance goal for performance shares, as the grants under the 2014 LTIP. The target and maximum number of shares achievable by the named executive officers under the stand alone grants based on the achievement of the performance standards applicable to those awards are set forth in the table below.

Named Executive Officer	2014 Stand Alone Time-Based RSU - Number of Shares	2014 Stand Alone Performance Shares Grant - Number of shares achievable at target performance level	2014 Stand Alone Performance Shares Grant - Number of shares achievable at maximum performance level
Gary R. Enzor	—	110,000	220,000
Joseph J. Troy	—	75,000	150,000
Scott D. Giroir	12,500	12,500	25,000
Randall T. Strutz	12,500	12,500	25,000
John T. Wilson	12,500	12,500	25,000

Retirement Plans

We maintain a 401(k) plan, which is generally available to employees including our named executive officers. Our 401(k) plan allows executives and other participants to defer income taxation on a portion of their compensation, subject to IRS regulations. We believe that a 401(k) plan with a discretionary matching feature is common for companies of our size and therefore essential to maintaining a compensation package competitive with other potential employers. We may make a discretionary contribution to the plan that is approved by the Compensation Committee. Differences in amounts of our 401(k) contributions reflected in the accompanying summary compensation table reflect the contribution decisions of individual officers.

Perquisites and Other Benefits

Senior management participates in our other benefit plans on the same terms as other employees. These plans include medical and dental insurance and life insurance. The Compensation Committee believes that perquisites should be limited in scope and value, and we generally do not provide significant perquisites or personal benefits to our executive officers. The sole perquisites currently provided to our current named executive officers is additional group term life insurance for senior managers at or above the level of senior vice president and an expanded annual physical examination program for Messrs. Enzor, Strutz, Troy and Wilson. Although perquisites reflected in the accompanying summary compensation table include travel, relocation and housing expenses and allowances, we view these costs as expense reimbursements rather than personally enjoyed benefits of the recipients.

Forfeiture and Recoupment Policy

The Board has adopted a policy (sometimes called a “clawback policy”) relating to the forfeiture or recoupment of executive officer compensation in certain circumstances. If the Board determines misconduct by a current or former executive officer caused the Company to restate any financial statements filed with the SEC, the Board may require repayment or forfeiture of incentive compensation or equity awards to the extent that their amounts would have been lower based upon the restated financial statements or absent the misconduct. Any recoupment or forfeiture would be at the Board’s discretion and would be subject to applicable law and the Company’s benefit plans, policies and agreements.

Director and Executive Officer Stock Ownership and Retention Policy

We believe that our directors and our executive officers should have a meaningful equity interest in the Company. To promote equity ownership and further align the interests of our directors and executive officers with our shareholders, we adopted share retention and ownership guidelines for our directors and executive officers. The stock ownership requirements vary based upon the executive’s level and are expressed as a multiple of base salary ranging from three times base salary for the chief executive officer to two times base salary for other executive officers. For non-employee directors, the requirement is expressed as three times the annual cash retainer. Until the stock ownership guidelines are met, an executive officer or director is required to retain 65% of any applicable shares received under our equity compensation program, after satisfying tax withholding and exercise requirements. All of our directors and executive officers currently comply with this policy.

Policy Against Hedging

We have an insider trading policy that prohibits short sales and other hedging of our common stock by all of our directors and employees, including our named executive officers. We believe that this policy helps ensure that our employees’ interests through stock ownership continue to align with our shareholders.

Tax Treatment

The Compensation Committee believes that it is generally in our best interests to satisfy the requirements for deductibility under Section 162(m) of the Internal Revenue Code. Accordingly, the Compensation Committee has taken actions it believes appropriate to preserve the deductibility of compensation where possible. The 2012 Equity Incentive Plan permits incentive programs incorporating performance measures, such as the 2013 MIP and 2014 MIP, that facilitate the future deductibility of cash compensation. Notwithstanding its desire that compensation be deductible, the Compensation Committee also believes there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

COMPENSATION RISK ASSESSMENT

We believe that our compensation plans and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We have evaluated our compensation plans to determine if any provisions or practices create undesired or unintentional risk of a material nature, including a review of plan design, business drivers and performance measures. Cash-based incentive compensation plan design varies across business segments based on differing goals established for business segments. Cash-based incentive compensation targets are set based in part upon overall company performance goals even for individuals with award opportunities based in part upon business-level goals. The mix of equity awards in our incentive program that includes “full value” awards, such as restricted stock and restricted stock units, also mitigates risk. The multi-year vesting and the performance based criteria of our 2014 equity awards properly accounts for the time horizon of risk. The Company’s compensation structure includes key risk-mitigating factors: approval of executive compensation by a committee of independent directors, long-term incentive awards aligned with shareholder interests and annual cash-based incentive awards that include company-wide performance measures and not just business-level measures. We believe that our stock ownership and retention and forfeiture and recoupment policies also mitigate risks inherent in equity and performance-based compensation. Stock ownership and equity award retention at the significant levels required by our policy help align the financial interests of directors and executive officers with the long-term interests of our stock holders. Our forfeiture and recoupment policy reduces incentive for financial manipulation for short-term gain as it may facilitate recovery from a manipulative officer of his or her benefit from the manipulation.

SEVERANCE AND CHANGE IN CONTROL BENEFITS

Our current named executive officers’ employment agreements may require us to make payments and provide benefits to these executives in the event of a termination of their employment or of a change in control. In addition, the named executive officers have the rights available to all recipients of awards under our equity incentive plans. The Company and Mr. Attwood entered into an Agreement of Separation and General Release in connection with Mr. Attwood’s retirement from the Company and, as such, he is no longer subject to an employment agreement.

Severance

Each of the executive employment agreements provides that it shall continue until terminated in accordance with its termination provisions. The circumstances under which the executive employment agreements may be terminated are as follows:

•

Each of the executive employment agreements may be terminated by the Company for “Cause”, with the termination effective immediately upon notice of termination except as otherwise provided within the definition of “Cause”. “Cause” is defined as (a) a good faith finding by the Company of the executive’s failure to satisfactorily perform the executive’s assigned duties for the Company as a result of executive’s material dishonesty, gross negligence or intentional misconduct (including intentionally violating any law, rule or regulation or any policy or guideline of the Company); (b) executive’s conviction of, or the entry of a pleading of guilty or nolo contendere by executive to, any crime involving moral turpitude or any felony; or (c) a material breach of this Agreement by the executive not cured to the reasonable satisfaction of the Chief Executive Officer within thirty days after written notice to the Executive by the Chief Executive Officer. In the case of Mr. Enzor, “Cause” is defined as (a) a good faith finding by the Company of the Executive’s failure to satisfactorily perform Executive’s assigned duties for the Company as a result of Executive’s material dishonesty, gross negligence or intentional misconduct (including intentionally violating any law, rule or regulation or any policy or guideline of the Company); (b) Executive’s conviction of, or the entry of a pleading of guilty or nolo contendere by Executive to, any crime involving moral turpitude or any felony; or (c) a material breach of the agreement not cured within thirty days after written notice to the Executive. In addition, in the case of Mr. Giroir, “Cause” also includes Executive’s engagement in conduct, which in the good faith opinion of the Board, has, had, or may be expected to have, a detrimental effect upon the reputation, character or standing of the Company and Executive’s breach of any of the restrictive covenants found in his employment agreement;

•	Each of the executive employment agreements terminates with immediate effect upon the death or physical or mental disability of the named executive officer;

•

Each of the executive employment agreements permits us to terminate the named executive officer’s employment without “Cause”. With respect to Mr. Enzor’s employment agreement, the termination would be effective upon thirty (30) days prior written notice. For Mr. Giroir, such termination would be effective upon fifteen (15) days prior written notice. For all other current named executive officers, the termination can be with immediate effect upon notice to the named executive officer;

•

Each current named executive officer may terminate his employment agreement with immediate effect upon notice to us, except for Mr. Giroir, where such termination would be effective upon fifteen (15) days prior written notice; and

•

Each named executive officer may terminate his employment agreement for “Good Reason” upon notice to the Company with the indicated opportunity to cure. For each current named executive officer, “Good Reason” means a material breach of the applicable employment agreement by the Company not cured to the named executive officer’s reasonable satisfaction within thirty days after written notice. For Messrs. Enzor, Troy and Wilson, “Good Reason” also includes (i) a material diminution in duties or authority caused by the Company; (ii) a change in reporting assignment; or (iii) an involuntary relocation by more than 50 miles of the principal place of business. For Mr. Enzor, “Good Reason” also includes the failure of the Company to carry at least $10 million in directors’ and officers’ liability insurance or to make Mr. Enzor an insured thereunder.

The amounts and benefits payable to each executive upon the termination of the executive’s employment in accordance with his employment agreement are further described under Severance and Change in Control Benefits. A change in control of the Company by itself does not trigger any benefit to any of the named executive officers under their employment agreements.

Each executive employment agreement also contains restrictive covenants including non-competition, confidentiality, employee non-solicitation and customer non-solicitation clauses to protect the Company. These provisions protect the Company during the period of employment and for a defined period following employment equal to, at least, the maximum severance period.

Those executive employment agreements require us to make the payments described below upon termination:

•

Regardless of the reason for termination, a named executive officer shall be entitled to receive: (i) base salary through the termination date; (ii) the balance of any awarded but as yet unpaid annual cash bonus or other incentive awards for any fiscal year prior to the fiscal year of the termination date; (iii) any vested but not forfeited benefits on the termination date under the Company’s employee benefit plans in accordance with the terms of such plans; and (iv) any benefit continuation and conversion rights to which the named executive officer is entitled under the Company’s employee benefit plans;

•

In the case of Messrs. Enzor, Troy, Giroir and Strutz, if the reason for termination of employment is the death or disability of the named executive officer, the executive, or his estate or representative, is entitled to an amount equal to annual cash bonus at target prorated from the first day of the year of death or disability through the termination date, payable in the following year at the same time such annual cash bonuses are normally paid to senior executives of the Company; and

•

If an executive employment agreement is terminated without “Cause” by the Company or terminated for “Good Reason” by the named executive officer, the named executive officer is also entitled to: (i) an amount equal to annual cash bonus for the portion of the year worked, at target prorated from the first day of the fiscal year through the termination date which is payable in the following year at the same time as annual cash bonuses are normally paid to similarly situated executives; (ii) if participating in the Company’s medical benefits at the time of termination, Company provided medical benefits for the named executive officer (and his or her eligible dependents) at active employee contribution rates for fifty-two weeks following the termination date, except that Mr. Enzor shall be entitled to such benefits for 2 years, and (iii) an amount equal to base salary payable in accordance with the normal payroll cycles of the Company for fifty-two weeks following the termination date for all named executive officers other than Mr. Enzor and for 2 years for Mr. Enzor. In addition, Mr. Enzor is entitled to have all unvested shares of restricted stock (including a pro rata portion of the restricted shares, if any, granted for the calendar year of termination) and any options that would otherwise have vested during the calendar year of termination vest upon the termination date.

Receipt of severance is contingent upon the named executive officer entering into a general release agreement with the Company.

Change in Control

Our senior management and other employees have built QDI into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control. Further it is our belief that the interests of our shareholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders. Relative to the overall value of QDI, we consider those potential change in control benefits to be minor. The cash component of change in control benefits for our named executive officers are the same as if we terminate their employment without “Cause” or if they terminate their employment for “Good Reason” or, in the case of Mr. Enzor, the benefits provided to any executive at a comparable level as a change of control benefit, if greater.

Below are estimates of payments owed and values of accelerated equity awards and other benefits required to be provided to the current named executive officers under their respective employment agreements and equity incentive plan awards, exclusive of benefits available on a non-discriminatory basis generally, in each case assuming that the triggering event identified below occurred on December 31, 2013. A change in control by itself does not trigger any benefit to any of the named executive officers under their employment agreements or equity incentive awards. Rather, they would be entitled to cash severance payments only if terminated without “Cause” or they resign for “Good Reason”, as such terms are defined in their respective employment agreements. Additionally, under the terms of our 2003 Stock Option Plan and our 2003 Restricted Stock Incentive Plan, under which equity grants made prior to May 30, 2012 were granted, any unvested shares of restricted stock and options held by any award recipient automatically vest upon the first anniversary of a change in control or the earlier termination of the employment of the award recipient, unless employment is terminated for cause in either case. Under the terms of the 2012 Equity Incentive Plan, vesting is accelerated following a change in control only if the 2012 Equity Incentive Plan does not become an obligation of the successor entity or the participant incurs a termination of service without “Cause” or for “Good Reason” following the change in control, as such terms are defined under the 2012 Equity Incentive Plan or, in the case of the current named executive officers, under their executive employment agreements. The current named executive officers had unvested equity awards under the 2003 Equity Incentive Plans and the 2012 Equity Incentive Plan at December 31, 2013.

Name and Principal Position	Triggering Event	Cash Severance ($)		Accelerated Stock Option Awards ($)		Accelerated Restricted Stock Awards ($)		Medical Insurance Premiums ($)		Total ($)
Gary R. Enzor Chairman and Chief Executive Officer	Termination: without Cause or for Good Reason	1,148,000	(1)	—	(2)	959,517	(3)	22,530	(4)	2,130,047
	Termination: for Cause or without Good Reason	—		—		—		—		—
	Termination: death or disability	328,000	(5)	—		—		—		328,000
	Change in Control Plus One Year(6)(7)	—		31,913		471,977		—		503,890
	Change in Control Plus Termination without Cause or for Good Reason(8)	1,148,000	(1)	417,993		959,517		22,530	(4)	2,548,040
Joseph J. Troy Executive Vice President and Chief Financial Officer	Termination: without Cause or for Good Reason	412,500	(1)	—		—		10,947	(4)	423,447
	Termination: for Cause or without Good Reason	—		—		—		—		—
	Termination: death or disability	137,500	(5)	—		—		—		137,500
	Change in Control Plus One Year(7)	—		236,836		274,562		—		511,398
	Change in Control Plus Termination without Cause or for Good Reason(8)	412,500	(1)	409,556		492,672		10,947	(4)	1,325,675
Scott D. Giroir President – Boasso America Corporation	Termination: without Cause or for Good Reason	308,000	(1)	—		—		10,947	(4)	318,947
	Termination: for Cause or without Good Reason	—		—		—		—		—
	Termination: death or disability	88,000	(5)	—		—		—		88,000
	Change in Control Plus One Year(7)	—		23,831		109,376		—		133,207
	Change in Control Plus Termination without Cause or for Good Reason(8)	308,000	(1)	127,336		240,242		10,947	(4)	686,525
Randall T. Strutz President – Quality Carriers	Termination: without Cause or for Good Reason	294,000	(1)	—		—		8,904	(4)	302,904
	Termination: for Cause or without Good Reason	—		—		—		—		—
	Termination: death or disability	84,000	(5)	—		—		—		84,000
	Change in Control Plus One Year(7)	—		101,614		133,753		—		235,367
	Change in Control Plus Termination without Cause or for Good Reason(8)	294,000	(1)	184,164		238,959		8,904	(4)	726,027
John T. Wilson Senior Vice President, General Counsel, and Secretary	Termination: without Cause or for Good Reason	375,000	(1)	—		—		3,531	(4)	378,531
	Termination: for Cause or without Good Reason	—		—		—		—		—
	Termination: death or disability	125,000	(5)	—		—		—		125,000
	Change in Control Plus One Year(7)	—		—		—		—		—
	Change in Control Plus Termination without Cause or for Good Reason(8)	375,000	(1)	163,825		220,676		3,531	(4)	763,032

(1)	Cash severance is an amount equal to base annual salary for one year (two years, in the case of Mr. Enzor) following termination, payable in accordance with the Company’s regular payroll practices. In addition, each executive receives a pro-rated payment under our cash-based management incentive program for the year of termination in an amount equal to the executive’s target award prorated from the first day of the year of termination through termination date, payable at the same time as cash bonuses are normally paid to executives. If cash severance is calculated as of December 31, 2013 utilizing higher 2014 base salary and target bonus amounts, then the current named executive officers would be entitled to the following cash amounts: Mr. Enzor - $1,425,000, Mr. Troy - $480,000, Mr. Giroir - $352,500, Mr. Strutz - $397,500 and Mr. Wilson - $412,500.
(2)	Under Mr. Enzor’s employment agreement, all options that would otherwise have vested during the calendar year of his termination of employment automatically vest upon termination. If Mr. Enzor was terminated January 1, 2014, options with a value of $112,441 would have vested on that date.

(3)	Under Mr. Enzor’s employment agreement, all shares of restricted stock held by Mr. Enzor that have not yet vested vest automatically upon termination.
(4)	The Company is obligated to provide medical insurance for one year (two years, in the case of Mr. Enzor) following termination.
(5)	Cash severance is an amount equal to annual cash bonus at target prorated from the first day of the year of termination through termination date.
(6)	Following a Change in Control event, if Mr. Enzor is terminated without Cause by the Company or resigns with Good Reason within one year of such event, Mr. Enzor is entitled under his employment agreement to receive the greater of (a) the payments and benefits upon termination under his employment agreement, or (b) the change-of-control benefits provided to any executive at the senior vice president level.
(7)	Change in Control is defined under all relevant documents as a dissolution, liquidation, reorganization, merger or consolidation where the Company is not the surviving corporation, or a sale of all or substantially all of the capital stock or assets of the Company.
(8)	Change in Control is defined under the 2012 Equity Incentive Plan as an acquisition by any person of 35% or more of the combined voting power of the Company’s voting securities, members of the Board ceasing for any reason in any 12-month period to constitute a majority of the Board, any merger or consolidation if Company shareholders do not own more than 50% of the combined voting power of the resulting entity’s voting securities, or a complete liquidation, dissolution or sale of all or substantially all of the assets of the Company.

Stephen R. Attwood

Mr. Attwood was our President and Chief Operating Officer until his retirement on April 30, 2013. In connection with his retirement from the Company, Mr. Attwood and the Company entered into an Agreement of Separation and General Release dated as of April 4, 2013 governing the terms of Mr. Attwood’s departure from the Company.

In connection with Mr. Attwood’s Agreement of Separation and General Release, he received or is entitled to receive the following cash amounts:

•	$275,000, representing severance equal to 52 weeks of Mr. Attwood’s base salary, payable in accordance with the Company’s normal payroll practices through April 30, 2014.

•	$45,205, paid in March 2014, representing the amount Mr. Attwood would have received under the 2013 MIP, at the target award level and pro-rated through the date Mr. Attwood’s employment ended.

In addition, Mr. Attwood received or is receiving the non-cash benefits set forth below:

•	Until April 30, 2014, Mr. Attwood (and his spouse) has been and will be permitted to continue participating in all company medical benefits at active employee contribution rates.

•

With respect to (i) that certain award of options with respect to 18,750 shares granted to Mr. Attwood on November 4, 2009 and scheduled to vest, absent the termination of Mr. Attwood’s employment, on November 4, 2013, (ii) that certain award of 12,500 shares of restricted stock granted to Mr. Attwood on November 4, 2009 and scheduled to vest, absent the termination of Mr. Attwood’s employment, on November 4, 2013, and (iii) that certain award of 10,250 shares of restricted stock granted to Mr. Attwood on February 13, 2012 and scheduled to vest, absent the termination of Mr. Attwood’s employment, on February 13, 2014, Mr. Attwood was permitted to continue to vest in those grants as if his employment had not ended. All other shares of restricted stock and unvested options with respect to shares of the Company’s stock became null and void on April 30, 2013.

•

With respect to vested, but unexercised, options to acquire shares of the Company’s stock, Mr. Attwood was permitted to exercise such options through February 4, 2014, after which they became null and void.

Mr. Attwood’s Agreement of Separation and General Release includes a general release of liability in favor of the Company. All restrictive covenants set forth in Mr. Atwood’s employment agreement were incorporated into the Agreement of Separation and General Release, amended to take into account Mr. Attwood’s most recent activities on behalf of the Company, and extended for an additional 12 months, through April 30, 2015. The table below reflects the costs to the Company of the severance benefits provided to Mr. Attwood arising out of the end of his employment on April 30, 2013.

Severance Benefit	Cost
Cash Payment
Severance based on Base Salary	$275,000	(1)
2013 MIP (Earned/Paid)	$45,205	(2)
Other Benefits
Health Insurance Benefits	$8,904	(3)
Total	$329,109

(1)	Reflects severance equal to 52 weeks of Mr. Attwood’s base salary, paid in accordance with the Company’s normal payroll practices over the 52 weeks following April 30, 2013.
(2)	Reflects the amount Mr. Attwood would have received under the 2013 MIP, at the target award level and pro-rated through April 30, 2013. This amount was paid in March 2014.
(3)	Reflects the cost of providing medical benefits at active company rates to Mr. Attwood for the 52 week period following April 30, 2013.

We recognized incremental stock and option award expense in connection with the modifications to Mr. Attwood’s awards described above. These amounts are reflected within Stock Awards and Option Awards in the accompanying Summary Compensation Table.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The Compensation Committee determines our compensation policies and forms and amounts of compensation provided to our directors and officers. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the Compensation Committee’s review of its Compensation Discussion and Analysis and discussion with management, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this proxy statement.

THE COMPENSATION COMMITTEE

Thomas R. Miklich, Chair

Richard B. Marchese

Alan H. Schumacher

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of Messrs. Miklich, Marchese and Schumacher and was also comprised of Mr. Rashid during his service as a director during 2013. None of these individuals served as an executive officer or employee of QDI during 2013 or currently. During 2013, there were no and currently are no compensation committee interlocks between us and other entities involving our executive officers and Board members who serve as executive officers or Board members of such other entities.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation to our named executive officers for 2013, 2012 and 2011.

Name and Principal Position	Year		Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
Gary R. Enzor	2013		410,000	—	246,240	246,240	—	6,386	908,866
Chairman and Chief Executive Officer	2012		402,500	32,500	528,184	226,632	—	8,036	1,197,852
	2011		359,423	—	90,563	123,000	288,000	3,301	864,287

Joseph J. Troy	2013		275,000	—	110,160	110,160	—	6,443	501,763
Executive Vice President and Chief Financial Officer	2012		270,673	20,000	236,529	104,937	—	4,627	636,766
	2011		250,000	—	160,356	92,250	125,000	2,990	630,596

Scott D. Giroir	2013		220,000	35,000	66,096	66,015	—	12,893	400,004
President – Boasso America Corporation	2012		215,385	106,400	108,329	59,850	—	12,929	502,893
	2011		190,000	190,000	84,525	92,250	—	10,073	566,848

Ra6dall T. Strutz	2013		210,000	—	53,136	52,650	—	2,403	318,189
President – Quality Carriers	2012		210,000	—	168,755	227,862	—	13,854	620,471
	2011		210,000	—	24,150	76,875	42,000	17,316	370,341

John T. Wilson	2013		250,000	12,500	62,856	62,775	—	2,745	390,876
Senior Vice President, General Counsel and Secretary	2012	(6)	105,769	7,500	106,500	264,400	—	7,623	491,792

Stephen R. Attwood	2013	(7)	107,885	45,205	200,160	169,160	—	167,953	690,363
Former President and Chief Operating Officer	2012		270,673	—	236,529	104,937	—	40,009	652,148
	2011		250,000	—	60,375	123,000	125,000	45,432	603,807

(1)	Bonus amounts for Mr. Wilson and Mr. Giroir for 2013 and 2012 represent discretionary bonus amounts awarded by the Compensation Committee for the noted executive’s individual performance in 2013 and 2012. Additional information regarding bonus payments made for 2013 is provided in “Compensation Discussion and Analysis” under “2013 MIP”. Bonus amounts for Messrs. Enzor and Troy for 2012 represent discretionary bonus amounts awarded by the Compensation Committee for the noted executive’s individual performance in 2012. Bonus amounts for Mr. Giroir for 2011 represent amounts awarded based on the achievement of certain operating performance goals reached for the Intermodal business segment
(2)	The assumptions used in determining the compensation expense under Financial Accounting Standards Board ASC 718 (“ASC 718”) can be found in Note 20 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(3)	Stock Award amounts for 2013, 2012 and 2011 equal the aggregate grant date fair value pursuant to ASC 718 for the restricted stock grants in 2013, 2012 and 2011. The amount reported for Mr. Attwood for 2013 includes the incremental fair value, computed in accordance with ASC 718, of the modification of the vesting terms of Mr. Attwood’s outstanding restricted stock in accordance with his Agreement of Separation and General Release, as described above under “Severance and Change in Control Benefits” under “Stephen R. Attwood.”
(4)	Option Award amounts for 2013, 2012, and 2011 equal the aggregate grant date fair value pursuant to ASC 718 for the stock option grants in 2013, 2012 and 2011. The amount reported for Mr. Attwood for 2013 includes the incremental fair value, computed in accordance with ASC 718, of the modification of the vesting terms of Mr. Attwood’s outstanding options in accordance with his Agreement of Separation and General Release, as described above under “Severance and Change in Control Benefits” under “Stephen R. Attwood.”
(5)	Amounts shown for 2013, 2012 and 2011 represent employer contributions to the 401(k) plan and employer paid premiums for group term life insurance. In addition, Mr. Giroir received a car allowance of $10,200, $9,738 and $7,200 in 2013, 2012, and 2011, respectively. Mr. Strutz received relocation expenses of $10,077 and $14,426 in 2012 and 2011, respectively, and Mr. Wilson received relocation expenses of $6,922 in 2012. In 2013 and 2012, the Company incurred costs for executive physicals for Mr. Enzor of $2,823 and $4,294, respectively, and for Mr. Troy of $3,243 and $1,485, respectively. Mr. Attwood received severance of $167,115 in 2013, and received travel and housing allowances in 2012 and 2011 of $37,184 and $43,770, respectively.
(6)	Mr. Wilson joined the Company on July 9, 2012.
(7)	Mr. Attwood retired from the Company on April 30, 2013. Amounts paid in 2013 for Mr. Attwood’s salary, bonus and severance were in accordance with his employment agreement and with Agreement of Separation and General Release.

Grants of Plan-Based Awards During Fiscal Year-Ended 2013

The following table and footnotes provide information about equity awards granted to the named executive officers in 2013 as well as the range of potential payouts under the 2013 MIP, our non-equity incentive program.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Gary R. Enzor	—	(1)	164,000	328,000	656,000	—	—	—	—
	01/02/2013	(2)	—	—	—	—	60,800	6.48	246,240	(3)
	01/02/2013	(4)	—	—	—	38,000	—	—	246,240	(3)
Joseph J. Troy	—	(1)	68,750	137,500	275,000	—	—	—	—
	01/02/2013	(2)	—	—	—	—	27,200	6.48	110,160	(3)
	01/02/2013	(4)	—	—	—	17,000	—	—	110,160	(3)
Scott D. Giroir	—	(1)	44,000	88,000	166,000	—	—	—	—
	01/02/2013	(2)	—	—	—	—	16,300	6.48	66,015	(3)
	01/02/2013	(4)	—	—	—	10,200	—	—	66,096	(3)
Randall T. Strutz	—	(1)	42,000	84,000	168,000	—	—	—	—
	01/02/2013	(2)	—	—	—	—	13,000	6.48	52,650	(3)
	01/02/2013	(4)	—	—	—	8,200	—	—	53,136	(3)
John T. Wilson	—	(1)	62,500	125,000	250,000	—	—	—	—
	01/02/2013	(2)	—	—	—	—	15,500	6.48	62,775	(3)
	01/02/2013	(4)	—	—	—	9,700	—	—	62,856	(3)
Stephen R. Attwood	—	(1)	68,750	137,500	275,000	—	—	—	—
	01/02/2013	(2)	—	—	—	—	27,200	6.48	110,160	(3)
	01/02/2013	(4)	—	—	—	17,000	—	—	110,160	(3)
	—		—	—	—	—	—	—	59,000	(5)
	—		—	—	—	—	—	—	90,000	(6)

(1)	Reflects the threshold, target, and maximum payouts under the Company’s 2013 MIP. No amounts were actually earned under the 2013 MIP. See our “Compensation Discussion and Analysis” under “2013 MIP” for a discussion of the performance measures applicable to the awards. The target non-equity incentive amount for each named executive officer is set forth initially the executive’s employment agreement, subject to later increase by the Board.
(2)	Reflects options granted under the 2013 LTIP pursuant to the Company’s 2012 Equity Incentive Plan. These grants vest over a four-year period from the grant date with 25% vesting on each anniversary of the grant date. Additional information regarding these payments is included in our “Compensation Discussion and Analysis” under “2013 LTIP”.
(3)	Represents the grant date fair value of each equity award computed under ASC 718.
(4)	Reflects restricted stock granted under the 2013 LTIP pursuant to the Company’s 2012 Equity Incentive Plan. These grants vest over a four-year period from the grant date with 25% vesting on each anniversary of the grant date. Additional information regarding these payments is included in the “Compensation Discussion and Analysis – Equity Compensation”.
(5)	Represents the incremental fair value, computed in accordance with ASC 718, of the modification of the vesting terms of Mr. Attwood’s outstanding options in accordance with his Agreement of Separation and General Release, as described above under “Severance and Change in Control Benefits” under “Stephen R. Attwood.”
(6)	Represents the incremental fair value, computed in accordance with ASC 718, of the modification of the vesting terms of Mr. Attwood’s outstanding restricted stock in accordance with his Agreement of Separation and General Release, as described above under “Severance and Change in Control Benefits” under “Stephen R. Attwood.”

We refer you to the “Compensation Discussion and Analysis” and the “Severance and Change in Control Benefits” sections of this proxy statement as well as the corresponding footnotes to the tables for additional material factors necessary for an understanding of the compensation detailed in the above tables.

Outstanding Equity Awards at Fiscal Year-End 2013

The following table provides information on the holdings of stock options and stock awards by the named executive officers at December 31, 2013. This table includes unexercised and unvested option awards and unvested stock awards.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares that have not Vested (#) (2)	Market Value of Shares of Stock that have not Vested ($) (3)
Gary R. Enzor	200,000	—	5.15	11/3/2014	—	—	—
	25,000	—	6.68	11/9/2015	—	—	—
	25,000	—	4.50	1/2/2018	—	—	—
	50,000	—	2.47	1/29/2019	—	—	—
	8,560	—	1.25	3/11/2019	—	—	—
	250,000	—	3.82	11/4/2019	—	—	—
	10,000	10,000	9.66	1/21/2021	—	—	—
	7,100	21,300	12.82	2/13/2022	—	—	—
	—	60,800	6.48	1/2/2023	—	—	—
	—	—	—	—	2/13/2012	36,787	471,977
	—	—	—	—	1/2/2013	38,000	487,540
Joseph J. Troy	101,250	33,750	6.52	8/2/2020	—	—	—
	7,500	7,500	9.66	1/21/2021	—	—	—
	3,288	9,862	12.82	2/13/2022	—	—	—
	—	27,200	6.48	1/2/2023	—	—	—
	—	—	—	—	1/21/2011	5,000	64,150
	—	—	—	—	2/13/2012	16,400	210,412
	—	—	—	—	1/2/2013	17,000	218,110
Scott D. Giroir	20,000	—	4.39	12/18/2017	—	—	—
	15,000	—	2.47	1/29/2019	—	—	—
	15,000	—	3.82	11/4/2019	—	—	—
	7,500	7,500	9.66	1/21/2021	—	—	—
	1,875	5,625	12.82	2/13/2022	—	—	—
	—	16,300	6.48	1/2/2023	—	—	—
	—	—	—	—	1/21/2011	1,250	16,038
	—	—	—	—	2/13/2012	7,275	93,338
	—	—	—	—	1/2/2013	10,200	130,866
Randall T. Strutz	45,000	15,000	7.38	4/5/2020	—	—	—
	6,250	6,250	9.66	1/21/2021	—	—	—
	1,725	5,175	12.82	2/13/2022	—	—	—
	5,000	15,000	13.88	3/28/2022	—	—	—
	—	13,000	6.48	1/2/2023	—	—	—
	—	—	—	—	2/13/2012	6,675	85,640
	—	—	—	—	3/28/2012	3,750	48,113
	—	—	—	—	1/2/2013	8,200	105,206
John T. Wilson	10,000	30,000	10.65	7/9/2022	—	—	—
	—	15,500	6.48	1/2/2023	—	—	—
	—	—	—	—	7/9/2012	7,500	96,225
	—	—	—	—	1/2/2013	9,700	124,451
Stephen R. Attwood	75,000	—	3.82	2/4/2014	—	—	—
	3,288	—	12.82	2/4/2014	—	—	—
	—	—	—	—	2/13/2012	10,250	131,508

(1)	Mr. Enzor’s unvested options expiring January 21, 2021 vest 50% on each January 21 beginning January 21, 2014. Mr. Enzor’s unvested options expiring February 13, 2022 vest 33.3% on each February 13 beginning February 13, 2014. Mr. Enzor’s unvested options expiring January 2, 2023 vest 25% on each January 2 beginning January 2, 2014.

Mr. Troy’s unvested options expiring August 2, 2020 vest 100% on August 2, 2014. Mr. Troy’s unvested options expiring January 21, 2021 vest 50% on each January 21 beginning January 21, 2014. Mr. Troy’s unvested options expiring February 13, 2022 vest 33.3% on each February 13 beginning February 13, 2014. Mr. Troy’s unvested options expiring January 2, 2023 vest 25% on each January 2 beginning January 2, 2014.

Mr. Giroir’s unvested options expiring January 21, 2021 vest 50% on each January 21 beginning January 21, 2014. Mr. Giroir’s unvested options expiring February 13, 2022 vest 33.3% on each February 13 beginning February 13, 2014. Mr. Giroir’s unvested options expiring January 2, 2023 vest 25% on each January 2 beginning January 2, 2014.

Mr. Strutz’s unvested options expiring April 5, 2020 vest 100% on April 5, 2014. Mr. Strutz’s unvested options expiring January 21, 2021 vest 50% on each January 21 beginning January 21, 2014. Mr. Strutz’s unvested options expiring February 13, 2022 vest 33.3% on each February 13 beginning February 13, 2014. Mr. Strutz’s unvested options expiring March 28, 2022 vest 33.3% on each March 28 beginning March 28, 2014. Mr. Strutz’s unvested options expiring January 2, 2023 vest 25% on each January 2 beginning January 2, 2014.

Mr. Wilson’s unvested options expiring July 9, 2022 vest 33.3% on each July 9 beginning July 9, 2014. Mr. Wilson’s unvested options expiring January 2, 2023 vest 25% on each January 2 beginning January 2, 2014.

All of Mr. Attwood’s vested but unexercised options expired on February 4, 2014 pursuant to his Agreement of Separation and General Release.

(2)	Of Mr. Enzor’s unvested shares of restricted stock awarded February 13, 2012, 23,550 vest 100% on February 13, 2014 and 13,237 vest 33.3% on each February 13 beginning February 13, 2014. Mr. Enzor’s unvested restricted stock awarded January 2, 2013 vest 25% on each January 2 beginning January 2, 2014.

Mr. Troy’s unvested shares of restricted stock awarded January 21, 2011 vest 100% on January 21, 2014. Of Mr. Troy’s unvested shares of restricted stock awarded February 13, 2012, 10,250 vest 100% on February 13, 2014 and 6,150 vest 33.3% on each February 13 beginning February 13, 2014. Mr. Troy’s unvested restricted stock awarded January 2, 2013 vest 25% on each January 2 beginning January 2, 2014.

Mr. Giroir’s unvested shares of restricted stock awarded January 21, 2011 vest 50% on each January 21 beginning January 21, 2014. Of Mr. Giroir’s unvested shares of restricted stock awarded February 13, 2012, 3,750 vest 100% on February 13, 2014 and 3,525 vest 33.3% on each February 13 beginning February 13, 2014. Mr. Giroir’s unvested shares of restricted stock awarded January 2, 2013 vest 25% on each January 2 beginning January 2, 2014.

Of Mr. Strutz’s unvested shares of restricted stock awarded February 13, 2012, 3,450 vest 100% on February 13, 2014 and 3,225 vest 33.3% on each February 13 beginning February 13, 2014. Mr. Strutz’s unvested shares of restricted stock awarded March 28, 2012 vest 33.3% on each March 28, beginning March 28, 2014. Mr. Strutz’s unvested restricted stock awarded January 2, 2013 vest 25% on each January 2 beginning January 2, 2014.

Mr. Wilson’s unvested shares of restricted stock awarded July 9, 2012 vest 33.3% on each July 9 beginning July 9, 2014. Mr. Wilson’s unvested shares of restricted stock awarded January 2, 2013 vest 25% on each January 2 beginning January 2, 2014.

Mr. Attwood’s unvested shares of restricted stock awarded February 13, 2012 vest 100% on February 13, 2014.

(3)	Market value was determined by multiplying the number of shares set forth in the preceding column by $12.83, the closing price of our common stock as reported on the NASDAQ Global Market on December 31, 2013, the last trading day of the year.

Option Exercises and Stock Vested During Fiscal Year-End 2013

The following table provides information on option exercises and stock award vesting during 2013 of named executive officers’ restricted stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Gary R. Enzor	—	—	65,790	689,086
Joseph J. Troy	—	—	—	—
Scott D. Giroir	—	—	—	—
Randall T. Strutz	—	—	1,250	10,513
John T. Wilson	—	—	2,500	25,925
Stephen R. Attwood	70,000	324,024	12,500	129,375

(1)	Stock awards for all recipients were restricted stock and those shares of restricted stock became freely tradable upon vesting.
(2)	The value realized on vesting of the restricted stock was determined by multiplying the number of shares set forth in the preceding column by the fair market value on the vesting date.

PROPOSAL 2:

APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP (“PwC”) served as our independent registered certified public accounting firm for 2013. The Audit Committee has selected PwC to serve as our independent registered certified public accounting firm for 2014. We are submitting our appointment of the independent registered certified public accounting firm for shareholder ratification at this annual meeting.

Our Articles and our Bylaws do not require that our shareholders ratify the appointment of our independent registered certified public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If our shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PwC but may still retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change in registered certified public accounting firm would be in the best interests of the Company and its shareholders.

Representatives of PwC, who will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the votes cast with a quorum present is required for the ratification of our independent registered certified public accounting firm for 2014.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee reviews Quality Distribution’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the consolidated financial statements and for the public reporting process. Pricewaterhouse Coopers LLP (“PwC”), our independent registered certified public accounting firm for 2013, was responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles and its evaluation of the effectiveness of the Company’s internal controls over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and PwC the audited consolidated financial statements for the year ended December 31, 2013 and PwC’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. PwC has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PwC that firm’s independence. Based on the considerations and the discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements for the year ended December 31, 2013 be included in our Annual Report on Form 10-K for 2013.

THE AUDIT COMMITTEE

Alan H. Schumacher, Chair

Richard B. Marchese

Thomas R. Miklich

FEES PAID TO INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

IN 2013 AND 2012

Our Audit Committee Charter requires that the Audit Committee be solely and directly responsible for the appointment, compensation, evaluation and oversight of the work of the independent auditors, including but not limited to, approving fees, evaluating the scope of the audit and pre-approving all audit and non-audit services. The aggregate fees billed by PwC were (in millions):

Type of Fees	2013	2012
Audit Fees(1)	$1.37	$1.20
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1.37	$1.20

(1)	The 2013 and 2012 audit fees include fees for our fiscal year-end audit, review of financial statements included in our Quarterly Reports on Form 10-Q and audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

PROPOSAL 3:

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Our executive compensation program has been designed to achieve certain key objectives, including: attracting, retaining and motivating talented executives; linking compensation to our financial performance and rewarding performance that meets or exceeds established goals; encouraging executives to become and remain long-term shareholders of our company; providing balanced incentives that do not promote excessive risk taking; and following corporate governance best practices. To this end, we believe the Company’s compensation program consists of an appropriate balance between fixed compensation and cash and equity incentive compensation that lead to increased Company performance and increases in shareholder value. We encourage shareholders to review the information under “Compensation Discussion and Analysis” in this Proxy Statement for additional details about our executive compensation program.

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, including the Compensation Discussion and Analysis, the compensation tables and related material. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of the Company’s shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider that vote, and the Compensation Committee will evaluate whether any actions are appropriate in response.

The affirmative vote of the holders of a majority of the votes cast with a quorum present is required for advisory approval of the compensation of our named executive officers.

OUR BOARD RECOMMENDS AN ADVISORY VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On August 14, 2013, a former shareholder, Apollo Global Management, LLC and its affiliated funds (“Apollo”), sold all of its shares of QDI. Effective on the same date, two of our directors who were affiliated with Apollo resigned as members of our Board. As a result, Apollo can no longer influence Board or shareholder action. As of August 13, 2013, prior to the sale of all of Apollo’s QDI common stock, two of our customers (Momentive Specialty Chemicals and Taminco) were controlled by Apollo. Revenues from these customers were $14.3 million in 2013. All pricing with the companies controlled by Apollo was based on market rates, including such factors as total expected revenue to be generated by the customer, number of loads to be hauled and the number of miles to be driven

REVIEW AND APPROVAL OF RELATED PARTY TRANSACTIONS

Transactions involving the Company and its related parties are required by the Company’s written policies to be reported to and approved by the Audit Committee of the Board of Directors. The Audit Committee addresses such transactions on a case-by-case basis, after considering the relevant facts and circumstances.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of the Company’s common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. The Company is not aware that, during 2013, any of its directors, executive officers or 10% shareholders failed to timely file any reports required to be filed by Section 16(a) of the Exchange Act, except that one late report on Form 4 was filed for Mr. Wilson in connection with the vesting of certain shares of restricted stock on July 9, 2013 as a result of administrative issues related to the Company’s equity management service provider and Mr. Wilson’s broker. In making these statements, the Company has relied upon examination of the copies of Forms 3, 4, and 5, and amendments thereto, provided to the Company and the written representations of its directors, executive officers and 10% shareholders.

NOTICE OF SHAREHOLDER PROPOSALS

Shareholders who wish to include a proposal in our proxy statement and proxy card relating to the 2015 annual meeting should deliver a written copy of their proposal to our principal executive offices no later than December 29, 2014 (which is 120 calendar days before the anniversary of the date of this proxy statement). Proposals must comply with the SEC proxy rules relating to shareholder proposals in order to be included in our proxy materials. If the date of next year’s annual meeting is moved more than 30 days before or after May 29, 2015 (which is the anniversary of this year’s annual meeting), we must receive notice of the shareholder proposal within a reasonable time before we begin to print and mail our proxy materials. All shareholder proposals should be sent to 4041 Park Oaks Boulevard, Suite 200, Tampa, Florida, 33610, Attention: John T. Wilson, Corporate Secretary. In addition, the form of proxy that the Board of Directors intends to submit in connection with the 2015 annual meeting of shareholders will confer discretionary authority to vote on any proposal received after March 14, 2015.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDERS MEETING TO BE HELD ON MAY 29, 2014

The proxy statement, notice of annual meeting, proxy card and the Company’s 2013 annual report are available at the Annual Report and Proxy tab of the Investor Relations section of our website at www.qualitydistribution.com.

The annual meeting of shareholders will be held on Thursday, May 29, 2014, beginning at 8:00 a.m., Eastern Time, at the Hilton Garden Inn located at 10309 Highland Manor Drive, Tampa, Florida 33610. For directions to attend the annual meeting in person, please call (800) 282-2031.

OTHER MATTERS

As of the date of this proxy statement, our Board does not anticipate that any other matters will be brought before the annual meeting. If, however, other matters are properly brought before the annual meeting, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

Holders of common stock are requested to vote via the internet or complete, sign, and date the accompanying proxy card and promptly return it to our transfer agent in the enclosed addressed, postage paid envelope.

By Order of the Board of Directors

Gary R. Enzor

Chairman and Chief Executive Officer

Dated: April 28, 2014

ANNUAL MEETING OF SHAREHOLDERS OF

QUALITY DISTRIBUTION, INC.

May 29, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting, Proxy Statement, Proxy Card and 2013 Annual Report are available at the

Annual Report and Proxy tab of the Investor Relations section of our website at www.qualitydistribution.com

  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

¢	20503000300000000000 7	052914

0 ¢

PROXY

QUALITY DISTRIBUTION, INC.

4041 PARK OAKS BOULEVARD, SUITE 200

TAMPA, FLORIDA 33610

ANNUAL MEETING OF SHAREHOLDERS - May 29, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Quality Distribution, Inc. (the “Company”) hereby appoints Gary R. Enzor, Joseph J. Troy and John T. Wilson and each of them, as true and lawful proxies with full power of substitution for the undersigned and in the undersigned’s name, place and stead, to represent and vote, as designated below, all of the common stock of the Company held of record by the undersigned on April 15, 2014, at the Annual Meeting of Shareholders to be held at the Hilton Garden Inn, located at 10309 Highland Manor Drive, Tampa, Florida 33610, at 8:00 a.m., Eastern Time, on Thursday, May 29, 2014, or any adjournment or postponement thereof, upon all matters that may properly come before the meeting, including all matters described in the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement, dated April 28, 2014, subject to any directions noted on the reverse side of this card. If any nominee for director should be unavailable for election as a result of an unexpected occurrence, the foregoing proxies will vote for election of a substitute nominee proposed by the Board of Directors.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted FOR ALL nominees in Proposal 1, FOR Proposal 2 and FOR Proposal 3. Should any other matter requiring a vote of the shareholders arise, the proxies named above are authorized to vote in accordance with their best judgment in the interest of the Company. The tabulator cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side.)

¢	14475 ¢

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.				THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANT.
1. Election of Directors:						FOR	AGAINST	ABSTAIN
				2.	Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Certified Public Accounting Firm for 2014:	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: O Gary R. Enzor O Richard B. Marchese O Thomas R. Miklich O Annette M. Sandberg O Alan H. Schumacher
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.
☐	FOR ALL EXCEPT (See instructions below)					FOR	AGAINST	ABSTAIN
				3.	Advisory approval of the compensation of the Company’s named executive officers:	☐	☐	☐
				4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				YOUR VOTE IS IMPORTANT!
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢